EXHIBIT 10.1
Execution Copy
Published CUSIP Number: 26816GAD5
Revolving Credit CUSIP Number: 26816GAE3
Term Loan CUSIP Number: 26816GAF0

$400,000,000

CREDIT AGREEMENT
dated as of July 28, 2008,
by and among
DYNCORP INTERNATIONAL INC.,
as Holdings,
DYNCORP INTERNATIONAL LLC,
as Borrower,
the Lenders referred to herein,
as Lenders,
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender
WACHOVIA CAPITAL MARKETS, LLC
as Sole Lead Arranger and Sole Book Manager

Table of Contents

Page

ARTICLE I DEFINITIONS	1

SECTION 1.1 Definitions	1
SECTION 1.2 Other Definitions and Provisions	29
SECTION 1.3 Accounting Terms	29
SECTION 1.4 UCC Terms	29
SECTION 1.5 Rounding	30
SECTION 1.6 References to Agreement and Laws	30
SECTION 1.7 Times of Day	30
SECTION 1.8 Letter of Credit Amounts	30

ARTICLE II REVOLVING CREDIT FACILITY	30

SECTION 2.1 Revolving Credit Loans	30
SECTION 2.2 Swingline Loans	31
SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans	32
SECTION 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans	32
SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment	34
SECTION 2.6 Termination of Revolving Credit Facility	35

ARTICLE III LETTER OF CREDIT FACILITY	35

SECTION 3.1 L/C Commitment	35
SECTION 3.2 Procedure for Issuance of Letters of Credit	36
SECTION 3.3 Commissions and Other Charges	37
SECTION 3.4 L/C Participations	36
SECTION 3.5 Reimbursement Obligation of the Borrower	37
SECTION 3.6 Obligations Absolute	38
SECTION 3.7 Effect of Letter of Credit Application	38
SECTION 3.8 Additional Issuing Lender	38
SECTION 4.1 Initial Term Loan	39
SECTION 4.2 Procedure for Advance of Term Loan	39
SECTION 4.3 Repayment of Term Loans	40
SECTION 4.4 Prepayments of Term Loans	40

ARTICLE V GENERAL LOAN PROVISIONS	42

SECTION 5.1 Interest	42
SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans	44
SECTION 5.3 Fees	44
SECTION 5.4 Manner of Payment	45
SECTION 5.5 Evidence of Indebtedness	45
SECTION 5.6 Adjustments	46
SECTION 5.7 Obligations of Lenders	46

i

ANNEX

Annex A	-	Form of Lender Authorization
EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H	-	Form of Holdings Guaranty Agreement
Exhibit I	-	Form of Subsidiary Guaranty Agreement
Exhibit J	-	Form of Collateral Agreement
Exhibit K	-	Form of Joinder Agreement
SCHEDULES

Schedule 1.1	-	Existing Letters of Credit
Schedule 7.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 7.1(b)	-	Subsidiaries and Capitalization
Schedule 7.1(d)	-	Compliance of Agreement with other Contracts
Schedule 7.1(f)	-	Tax Returns and Payments
Schedule 7.1(i)	-	ERISA Plans
Schedule 7.1(l)	-	Material Contracts
Schedule 7.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 7.1(r)	-	Real Property
Schedule 7.1(u)	-	Indebtedness and Guaranty Obligations
Schedule 7.1(v)	-	Litigation
Schedule 9.18	-	Post-Closing Conditions
Schedule 11.2	-	Existing Liens
Schedule 11.3	-	Existing Loans, Advances and Investments
Schedule 11.5	-	Asset Dispositions
Schedule 11.7	-	Transactions with Affiliates
Schedule 11.10	-	Restrictive Agreements
Schedule 14.10(c)	-	Commitments and Commitment Percentages of Certain lenders on Closing Date

v

CREDIT AGREEMENT, dated as of July 28, 2008, by and among DYNCORP INTERNATIONAL INC., a Delaware corporation (“Holdings”), DYNCORP INTERNATIONAL LLC, a Delaware limited liability company (the “Borrower”), the lenders who are or hereafter become party to this Agreement pursuant to a Lender Authorization, a Joinder Agreement or an Assignment and Assumption (collectively with the lenders party hereto, the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“Additional Senior Subordinated Notes” means the Senior Subordinated Notes issued on the Closing Date pursuant to the Senior Subordinated Notes Indenture.
“Administrative Agent” means Wachovia, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of Holdings) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.
“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“All-in-Yield” has the meaning assigned thereto in Section 5.15(d).

“Alternative Currency” means (a) the lawful currency of each of the Specified Gulf States, (b) the Australian Dollar, (c) the euro, (d) Pounds Sterling and (e) with the prior written consent of the Administrative Agent and the Issuing Lender, any other lawful currency (other than Dollars); provided that in each case of (a) through (e) above, such currency is freely transferable and convertible into Dollars in the United States currency market and freely available to the Issuing Lender in the London interbank deposit market.
“Alternative Currency L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Alternative Currency Letters of Credit and (b) the aggregate amount of drawings under Alternative Currency Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“Alternative Currency Letter of Credit” means any Letter of Credit denominated in an Alternative Currency.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means, with respect to the Initial Term Loan, the Revolving Credit Loans, Swingline Loans and the Commitment Fee, the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

			Revolving Credit Loans and
Pricing		Commitment	Initial Term Loan
Level	Consolidated Total Leverage Ratio	Fee	LIBOR +	Base Rate +

I	Greater than 3.50 to 1.00	0.500%	3.00%	2.00%

II	Greater than 3.00 to 1.00, but less than or equal to 3.50 to 1.00	0.500%	2.75%	1.75%

III	Greater than 2.50 to 1.00, but less than or equal to 3.00 to 1.00	0.500%	2.50%	1.50%

IV	Greater than 2.00 to 1.00, but less than or equal to 2.50 to 1.00	0.375%	2.25%	1.25%

V	Less than or equal to 2.00	0.375%	2.00%	1.00%
The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 8.2 for the most recently ended Fiscal Quarter of the Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued. The Applicable Margin with respect to any Incremental Term Loan shall be determined as provided in, and in accordance with, Section 5.15.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (z) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(c) and 12.2 nor any of their other rights under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Credit Commitments and the repayment of all other Obligations hereunder.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Wachovia Capital Markets, LLC, in its capacity as sole lead arranger and sole book manager, and its successors.
“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include any Equity Issuance or the creation of any Lien.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Bank of America Letters of Credit” has the meaning assigned thereto in the definition of “Existing Letters of Credit”.

“Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).
“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
“Borrower Materials” has the meaning assigned thereto in Section 8.5.
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday, legal holiday in the States of New York and North Carolina or a day on which banks in Charlotte, North Carolina and New York, New York, are authorized or required by Applicable Law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
“Capital Asset” means, with respect to Holdings and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of Holdings and its Subsidiaries.
“Capital Expenditures” means, with respect to Holdings and its Subsidiaries for any period, the aggregate amount of all expenditures during such period that would be classified as capital expenditures on a Consolidated statement of cash flows of Holdings and its Subsidiaries for such period in accordance with GAAP; provided that “Capital Expenditures” shall not include any expenditures (a) for replacements and substitutions of Capital Assets to the extent made with the proceeds of any Insurance and Condemnation Event, (b) made as part of a Permitted Acquisition, (c) for replacements and substitutions of Capital Assets to the extent made with the proceeds of Asset Dispositions permitted by Section 11.5 or (d) to the extent paid for with the proceeds of any Equity Issuance by or to Holdings and the corresponding equity investment by Holdings in the Borrower reflected in the Consolidated statement of cash flows of Holdings and its Subsidiaries.
“Capital Lease” means any lease of any property by Holdings or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of Holdings and its Subsidiaries.
“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (other than Earnouts or similar consideration (other than consideration in a form described in clauses (a) through (d) and (f)) payable in an acquisition) and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means, collectively: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after the date of acquisition, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody’s, (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States that is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) having combined capital, surplus and undivided profits of not less than $100,000,000, (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $250,000,000 and (iii) has one of the two highest ratings obtainable from S&P or Moody’s when acquired, (f) repurchase obligations with a term of not more than 90 days from underlying securities of the types described in clause (a) above entered into with any bank or with the holding company of such bank or any subsidiary of such bank or holding company, and which counterparty has capital, surplus and undivided profits in excess of $100,000,000 and is rated (or its parent company is rated) one of the two highest rating obtainable from S&P and Moody’s, (g) investments in the Institutional Municipal Money Market Fund managed by Evergreen Investments and (h) foreign currencies held by the Borrower and its Subsidiaries, from time to time in the ordinary course of its business and consistent with past practices.
“Change in Control” means an event or series of events by which:
(a) at any time, Holdings shall fail to own one hundred percent (100%) of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower; or
(b) at any time, the Borrower shall fail to own one hundred percent (100%) of the Capital Stock of DIV Capital Corporation; or
(c) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors or any such “group” consisting solely of Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of greater than thirty-five percent (35%) of the Capital Stock of Holdings entitled to vote for members of the board of directors (or equivalent governing body) of Holdings on a fully diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) or (ii) a majority of the board of directors (or equivalent governing body) of Holdings shall not be Continuing Directors; or
(d) there shall have occurred under (i) the Senior Subordinated Note Documents or (ii) any other indenture or other instrument evidencing any Indebtedness in excess of the Threshold Amount, in either case, any “change in control” or similar provision (as set forth in the applicable Senior Subordinated Note Document, indenture, agreement or other evidence of such Indebtedness) obligating Holdings or any Subsidiary thereof, as applicable, to repurchase, redeem or repay all or any part of the Indebtedness provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.
“Collateral Agreement” means the collateral agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, substantially in the form of Exhibit J, as amended, restated, supplemented or otherwise modified from time to time.
“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).
“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Holdings and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary losses and non-recurring expenses or charges (including restructuring charges), (v) Transaction Costs related to (i) the Credit Facility and (ii) any Permitted Acquisitions in an aggregate amount not to exceed $10,000,000 in any Fiscal Year (or such higher amount up to $15,000,000 in any Fiscal Year as approved by the Administrative Agent in its sole discretion), (vi) managements fees and reimbursement of expenses to the Sponsor or its Affiliates in accordance with Section 11.7(vi) and (vii) write-off of deferred financing costs minus (c) any extraordinary gains and minus (d) other non-cash items increasing Consolidated Net Income for such period. Except for purposes of calculating Excess Cash Flow but for all other purposes of this Agreement, Consolidated EBITDA shall be calculated on a Pro Forma Basis; provided, that Consolidated EBITDA for each of the Fiscal Quarters ended at September 28, 2007, December 28, 2007 and March 28, 2008 shall be deemed to equal $47,749,711, $45,445,163 and $56,279,348, respectively.

“Consolidated Interest Expense” means, for any period, total interest expense of Holdings and its Subsidiaries on a Consolidated basis in accordance with GAAP with respect to the Consolidated Total Indebtedness of Holdings and its Subsidiaries for such period (and after taking into account the effect of any Hedge Agreements), including all amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Leases, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, commissions, discounts and other fees and charges owed with respect to letters of credit and net payments made under Hedge Agreements; provided, that solely for purposes of Section 10.2 and the definition of “Excess Cash Flow”, Consolidated Interest Expense for each of the Fiscal Quarters ended at September 28, 2007, December 28, 2007 and March 28, 2008 shall be deemed to equal $12,951,522, $13,298,022 and $12,374,020, respectively.
“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, in calculating Consolidated Net Income of Holdings and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which Holdings or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to Holdings or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or any of its Subsidiaries or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to Holdings or any of its Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (d) gains or losses realized in connection with Asset Dispositions and (e) gains or losses due solely to fluctuations in currency values and the related tax effects.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date.
“Consolidated Total Indebtedness” means, as of any date of determination with respect to Holdings and its Subsidiaries on a Consolidated basis without duplication, the sum of (a) all Indebtedness of Holdings and its Subsidiaries that would appear on a Consolidated balance sheet of Holdings at such date in accordance with GAAP plus (b) the aggregate outstanding principal amount of Non-Performance L/C Indebtedness of Holdings and its Subsidiaries as of such date.
“Continuing Directors” means the directors (or the equivalent) of Holdings on the Closing Date and each other director (or the equivalent) of Holdings, if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of Holdings is recommended by at least 51% of the then Continuing Directors or such other director receives the vote of (or is otherwise approved by) the Sponsor and its Affiliates (excluding any portfolio companies of the Sponsor) in his or her election by the shareholders of Holdings.
“Credit Facility” means, collectively, the Revolving Credit Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility.
“Credit Parties” means, collectively, the Borrower and the Guarantors.
“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debt Rating” means, as applicable, (a) the corporate family rating of the Borrower as determined by Moody’s as of the Closing Date and (b) the corporate rating of the Borrower as determined by S&P as of the Closing Date.
“Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, the Term Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder, in each case, within one Business Day of the date required to be funded by it hereunder (unless such failure (i) was due to a technical or administrative error and (ii) has not occurred more than two times during the term of this Agreement), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute (unless such failure (i) was due to a technical or administrative error and (ii) has not occurred more than two times during the term of this Agreement) or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
“Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.
“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations that are accrued and payable and the termination of the Revolving Credit Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations that are accrued and payable and the termination of the Revolving Credit Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Revolving Credit Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or upon death, disability or termination of employment.
“Disregarded Foreign Entity” means any Foreign Subsidiary that is a “disregarded foreign entity” as defined in the Code.
“DIV Capital Corporation” means DIV Capital Corporation, a Delaware corporation.
“Dollar Amount” means (a) with respect to each Letter of Credit issued or extended (or to be issued or extended) in Dollars, the principal amount thereof, (b) with respect to each Alternative Currency Letter of Credit, the amount of Dollars which is equivalent to the face amount of such Alternative Currency Letter of Credit, at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m. (the time of the Issuing Lender’s Correspondent) two (2) Business Days before such Letter of Credit is issued or extended (or to be issued or extended) and (c) with respect to any sum expressed in an Alternative Currency, the amount of Dollars which is equivalent to the amount so expressed in such Alternative Currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“Earnout” means (a) any initially contingent payment obligation related to a Permitted Acquisition, including, without limitation, in the form of earnout payments, purchase price adjustments, deferred purchase price payments and bonuses and other forms of compensation to directors, officers, employees or consultants, in each case so long as (i) such payment obligations are contingent at the time such obligation is incurred or entered into, and subject to adjustment based on the performance of the Person and/or assets so acquired, (ii) such payment obligations are not subject, at the time such obligation is entered into, to any minimum payment, in whole or in part by Holdings or any of its Subsidiaries, and (iii) prior to becoming fixed or matured, such payment obligations are not evidenced by a promissory note or specified by a pledge of assets by Holdings or any of its Subsidiaries or (b) the portion of a payment obligation described in clause (a) which has become fixed and matured (such fixed or matured obligation, a “Fixed Earnout”).
“Eligible Account Amount” means:
(a) as of any date of determination prior to the GLS Limited Guarantor Designation (but including any date of determination on or after the designation of GLS as the Unrestricted Subsidiary pursuant to Section 9.19) (i) the sum of (A) the net book value of all accounts receivable (excluding intercompany accounts receivable) of Holdings and its Subsidiaries as set forth on the Consolidated balance sheet of Holdings and its Subsidiaries most recently delivered pursuant to Section 8.1 less (B) the net book value of all accounts receivable of Holdings and its Subsidiaries that are, as of such date, subject to a Lien incurred pursuant to Section 11.2(r) (collectively, the “Total A/R Amount”) multiplied by (ii) 85%, and
(b) as of any date of determination on or after the GLS Limited Guarantor Designation:
(i) (A) the Total A/R Amount less the net book value of all accounts receivable of GLS included in the Total A/R Amount multiplied by (B) 85%, plus
(ii) the lesser of (A) the net book value of all accounts receivable of GLS included in the Total A/R Amount multiplied by 85% and (B) the outstanding principal amount of Indebtedness of GLS to the Borrower under the GLS Loan Documents as of such date.
The Eligible Account Amount will be determined (1) on the Closing Date pursuant to the Financial Condition/Solvency Certificate delivered pursuant to Section 6.2(e)(iv), (2) at the end of each Fiscal Quarter pursuant to the Officer’s Compliance Certificate most recently delivered pursuant to Section 8.2 and (3) at the option of the Borrower, at any other time pursuant to an Officer’s Compliance Certificate delivered to the Administrative Agent. Each determination of the Eligible Account Amount shall be effective from and after the delivery of the applicable Officer’s Compliance Certificate (or Financial Condition/Solvency Certificate, as applicable) described in clauses (1), (2) and (3) above until the delivery of a subsequent Officer’s Compliance Certificate described in clauses (1), (2) and (3) above.

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Equity Investors” means, collectively, (a) the Sponsor and its Affiliates (other than any portfolio company of the Sponsor) and (b) any Person whose voting rights with respect to the voting Capital Stock of Holdings are controlled by Sponsor and its Affiliates (other than any portfolio company of the Sponsor).
“Equity Issuance” means (a) any issuance by any Credit Party or any Subsidiary thereof to any Person that is not a Credit Party of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Section 414(m) or (o) for purposes of Section 412 of the Code) or Section 4001(b) of ERISA.
“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” means any of the events specified in Section 12.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” means, for Holdings and its Subsidiaries on a Consolidated basis, in accordance with GAAP for any Fiscal Year, the excess, if any, of:
(a) the sum, without duplication, of (i) Consolidated EBITDA for such period (not calculated on a Pro Forma Basis) and (ii) decreases in Working Capital for such Fiscal Year, over
(b) the sum, without duplication, of (i) all income taxes paid in cash during such period, (ii) Consolidated Interest Expense paid in cash during such period, (iii) Transaction Costs and the consideration paid in connection with Permitted Acquisitions, in each case, paid in cash during such Fiscal Year, except to the extent financed with the proceeds of Indebtedness, any Equity Issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) cash payments (not financed with the proceeds of Indebtedness, Equity Issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA) made in such period with respect to Capital Expenditures permitted by Section 10.3, (v) the aggregate amount of all regularly scheduled permanent principal payments or repayments of Indebtedness permitted pursuant to Section 11.1 (other than mandatory prepayments of Loans) made by the Borrower or its Subsidiaries during such Fiscal Year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (vi) the aggregate amount of all mandatory principal prepayments of the Loans during such Fiscal Year to the extent required due to an Asset Disposition, Equity Issuance or Debt Issuance that resulted in an increase to Consolidated Net Income but in all cases limited to the amount of such increase, (vii) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, management fees and expenses permitted to be paid pursuant to Section 11.7(vi) and actually paid in cash during such Fiscal Year and (viii) increases to Working Capital for such Fiscal Year.
Notwithstanding the foregoing, Excess Cash Flow with respect to the Fiscal Year ending April 3, 2009 shall be calculated solely on the basis of the second, third and fourth Fiscal Quarters of such Fiscal Year.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.11(a).
“Existing Credit Agreement” means that certain Credit and Guaranty Agreement dated as of February 11, 2005 (as amended, restated, supplemented or otherwise modified prior to the date hereof) by and among Holdings, the Borrower, certain Subsidiaries of the Borrower, the banks and other financial institutions from time to time party thereto and Goldman Sachs Credit Partners L.P., as agent.

“Existing Letters of Credit” means (a) those letters of credit issued by Bank of America, N.A. as initial issuing bank pursuant to the Existing Credit Agreement (the “Bank of America Letters of Credit”) and (b) the letter of credit issued by Wachovia, as successor by assignment to Bank of America, N.A. as issuing bank pursuant to the Existing Credit Agreement (the “Rollover Letter of Credit”), in each case, existing on the Closing Date and identified on Schedule 1.1.
“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” means the separate fee letter agreement dated July 28, 2008 among the Borrower, the Administrative Agent and the Arranger.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on the Friday closest to March 31 of each calendar year.
“Foreign L/C Facility” means that certain credit facility established by the Borrower on or after the Closing Date with a foreign domiciled bank, the sole purpose of which facility is to provide for the issuance of letters of credit in support of the Borrower’s pursuit and performance of contracts with customers located in the Specified Gulf States.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GLS” means Global Linguist Solutions LLC, a Delaware limited liability company.
“GLS Guaranty Release Event” means the date on which GLS is unconditionally and permanently released as a guarantor under the Senior Subordinated Note Documents.
“GLS Limited Guarantor Designation” means the date on which GLS is designated as the Limited Subsidiary Guarantor pursuant to Section 9.19.
“GLS Loan Documents” means that certain Offering Basis Loan Agreement dated as of February 15, 2008, by and between the Borrower and GLS pursuant to which intercompany loans are made by the Borrower to GLS, and any notes, security agreements and other documents executed and delivered in connection therewith (in each case, as amended, restated, supplemented or otherwise modified from time to time after the Closing Date in accordance with the terms of this Agreement).
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantors” means, collectively, Holdings and each Subsidiary Guarantor.
“Guaranty Agreements” means, collectively, the Subsidiary Guaranty Agreement and the Holdings Guaranty Agreement.
“Guaranty Obligation” means, with respect to Holdings and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement, commodity futures contract, forward contract, option to purchase or sell a commodity, or option, warrant or other right with respect to a commodity futures contract, or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.
“Holdings” has the meaning assigned thereto in the introductory paragraph hereto.
“Holdings Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by Holdings in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, substantially in the form attached as Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.
“Increased Amount Date” has the meaning assigned thereto in Section 5.14.
“Increasing Revolving Lender” has the meaning assigned thereto in Section 5.14.
“Incremental Term Loan” has the meaning assigned thereto in Section 5.15.
“Incremental Term Effective Date” has the meaning assigned thereto in Section 5.15.
“Incremental Term Loan Lender” has the meaning assigned thereto in Section 5.15.
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following calculated in accordance with GAAP:
(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition agreements or under Fixed Earnouts), except trade payables arising in the ordinary course of business (i) not more than ninety (90) days past due or (ii) that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;
(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person, whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; provided, that to the extent that the recourse of the holder of such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of (i) the maximum amount of such Indebtedness and (ii) the fair market value of such asset;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person (such obligations, the “L/C Indebtedness”);
(g) all obligations of any such Person in respect of Disqualified Capital Stock;
(h) all Net Hedging Obligations of any such Person; and
(i) all Guaranty Obligations of any such Person with respect to any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.
“Initial Term Loan” means the term loan made, or to be made, to the Borrower by the Term Loan Lenders pursuant to Section 4.1 and shall not include any of the Incremental Term Loans made, or to be made, to the Borrower pursuant to Section 5.15.
“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.
“Interest Period” has the meaning assigned thereto in Section 5.1(b).
“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.
“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuing Lender” means Wachovia and any Lender designated by the Borrower as an Issuing Lender pursuant to Section 3.8, in their respective capacities as issuers of Letters of Credit hereunder, and any successor thereto appointed pursuant to Section 13.6. References to “Issuing Lender” in this Agreement shall refer to each such Issuing Lender or all such Issuing Lenders, as the context requires.
“Issuing Lender’s Correspondent” means, Wachovia Bank, National Association, London Branch, or any other financial institution designated by the Issuing Lender to act as its correspondent hereunder with respect to the issuance and payment of Alternative Currency Letters of Credit.
“Joinder Agreement” means an agreement substantially in the form attached as Exhibit L.
“JV Subsidiary” means any Subsidiary of a Credit Party that is not a Wholly-Owned Subsidiary and as to which the business and management thereof is determined by the holders of the Capital Stock therein pursuant to customary joint venture arrangements and that (except in the case of GLS) does not at any time have any rights under any Material Contract in existence on the Closing Date (including any renewal, extension, replacement or modification thereof); provided, that if any JV Subsidiary becomes a Subsidiary Guarantor pursuant to the terms hereof (including GLS, prior to any GLS Limited Guarantor Designation or any designation of GLS as the Unrestricted Subsidiary) and otherwise complies with the requirements of Section 9.11, such JV Subsidiary shall no longer be deemed to be a “JV Subsidiary” for purposes of this Agreement.

“L/C Commitment” means the lesser of (a) One Hundred Twenty-Five Million Dollars ($125,000,000) and (b) the Revolving Credit Commitment.
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Indebtedness” has the meaning assigned thereto in the definition of “Indebtedness”.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.
“Lender” means (a) each Person party to this Agreement as a Lender (including, without limitation, the Issuing Lender and the Swingline Lender unless the context otherwise requires) (i) by execution of a Lender Authorization or (ii) set forth on the signature pages hereto and (b) each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Sections 5.14, 5.15 or 14.10.
“Lender Authorization” means with respect to any initial Lender, a Lender Authorization, substantially in the form attached as Exhibit K, to be executed and delivered by such Lender on the Closing Date as provided in Section 14.20.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.
“Letter of Credit Application” means the collective reference to (a) an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit and (b) the Rollover Letter of Credit Application.
“Letters of Credit” means the collective reference to (a) letters of credit issued pursuant to Section 3.1 and (b) the Rollover Letter of Credit.
“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR 1.00-Eurodollar Reserve Percentage
“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
“Limited Subsidiary Guarantor” means GLS, to the extent of its Guaranteed Obligations as set forth in the Subsidiary Guaranty Agreement, from and after any GLS Limited Guarantor Designation.
“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Specified Hedge Agreement and any Specified Cash Management Arrangement), all as may be amended, restated, supplemented or otherwise modified from time to time.
“Loans” means the collective reference to the Revolving Credit Loans, the Term Loans and the Swingline Loans, and “Loan” means any of such Loans.
“Material Adverse Effect” means a material adverse effect on (a) the properties, business, operations or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Credit Parties and the Limited Guarantor Subsidiary, as applicable, taken as a whole, to perform their obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability against a Credit Party or the Limited Guarantor Subsidiary of a material Loan Document to which it is a party or (d) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Secured Party under any material Loan Document.
“Material Contract” means (a) any contract or other written agreement of any Credit Party or any of its Subsidiaries (other than the Loan Documents) involving monetary liability of or to any such Person in an amount in excess of $30,000,000 per annum or (b) any other contract or written agreement of any Credit Party or any of its Subsidiaries (other than the Loan Documents) the failure to comply with which could reasonably be expected to have a Material Adverse Effect.
“Material Real Property” means (a) (i) any fee-owned real property of any Credit Party or the Limited Guarantor Subsidiary, as applicable, having a fair market value in excess of $5,000,000 as of the date of acquisition thereof and (ii) any leasehold interest of any Credit Party or the Limited Guarantor Subsidiary, as applicable, as lessee under any lease of real property other than those with respect to which the aggregate payments under the term of the lease are less than $5,000,000 per annum and (b) any fee-owned real property or any leasehold interest, in each case, of any Credit Party or the Limited Guarantor Subsidiary, as applicable, that the Required Lenders have determined in their reasonable discretion is material to the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries, taken as a whole.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering all Material Real Property now or hereafter owned by any Credit Party or the Limited Guarantor Subsidiary, as applicable, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Person in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or with respect to which any Credit Party or any ERISA Affiliate may incur any liability.
“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom (net of purchase price adjustments reasonably expected to be payable in connection therewith; provided, that to the extent that such purchase price adjustment is determined to be not payable or is otherwise not paid within 180 days of such Asset Disposition or Insurance and Condemnation Event, other than as a result of a dispute with respect thereto which is subject to a resolution procedure set forth in the applicable transaction documents, the amount reserved for such purchase price adjustment that is not payable or not paid shall constitute Net Cash Proceeds), less (i) reasonable attorneys’ fees, reasonable accountants’ fees, reasonable and customary investment banking fees incurred in connection with such Asset Disposition or Insurance and Condemnation Event, (ii) amounts required to be applied as a result of such Asset Disposition or Insurance and Condemnation Event to the repayment of Indebtedness secured by or incurred with respect to the Property or Person that is the subject of such Asset Disposition or Insurance and Condemnation Event (other than the Obligations), (iii) other reasonable and customary fees and expenses incurred in connection therewith, (iv) taxes paid or reasonably estimated to be payable as a result thereof and (v) appropriate amounts to be provided by the recipient of such proceeds as a reserve in accordance with GAAP against any obligations (including obligations with respect to pension or post-employment benefit liabilities, environmental matters or indemnification) incurred directly with respect to the asset that is the subject of such Asset Disposition or Insurance and Condemnation Event; provided that any amount excluded pursuant to clause (v) shall be deemed to constitute Net Cash Proceeds of the applicable Asset Disposition or Insurance and Condemnation Event immediately upon any reversal of the applicable reserve, and (b) in connection with any Equity Issuance or Debt Issuance, the gross cash proceeds and Cash Equivalents received from such issuance, net of reasonable attorneys’ fees, reasonable and customary investment banking fees, reasonable accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses incurred in connection therewith.
“Net Hedging Obligations” means, as of any date, the Termination Value of any Hedge Agreement on such date.
“Non-Consenting Lender” means any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which amendment, modification, waiver or termination, pursuant to Section 14.2, requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent.
“Non-Guarantor Subsidiary” means any Subsidiary of Holdings (excluding the Borrower but including the Limited Subsidiary Guarantor, as applicable) that is not a Subsidiary Guarantor.
“Non-Performance L/C Indebtedness” means, with respect to any Person at any date, all L/C Indebtedness of such Person other than L/C Indebtedness of such Person issued to support the performance by such Person of any contract or other written agreement of such Person.

“Non-Recourse Indebtedness” means Indebtedness (a) as to which no Credit Party (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) is or constitutes the lender, (b) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of any Credit Party to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (c) as to which (i) the explicit terms provide that there is no recourse against any assets of any Credit Party or (ii) the lenders or holders thereof have been notified in writing that they will not have any recourse to the Capital Stock or assets of any Credit Party.
“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and the Term Notes.
“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Specified Obligations and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Secured Parties or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note; provided that (i) the Specified Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of the Specified Obligations.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of Holdings substantially in the form attached as Exhibit F.
“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant” has the meaning assigned thereto in Section 14.10(d).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is maintained for the employees of any Credit Party or any ERISA Affiliate or with respect to which any Credit Party or any ERISA Affiliate may incur any liability.

“Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business, business unit, product line or division (whether by the acquisition of Capital Stock, assets or any combination thereof or by merger, consolidation, amalgamation or otherwise) of any other Person if each such acquisition meets all of the following requirements:
(a) no less than ten (10) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such acquisition;
(b) the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;
(c) the Person or business to be acquired shall be in a line of business in which the Borrower and its Subsidiaries are permitted to engage pursuant to Section 11.11;
(d) the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 9.11 to be delivered at the time required pursuant to Section 9.11;
(e) no later than ten (10) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent and the Lenders an Officer’s Compliance Certificate for the most recent Fiscal Quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, compliance on a Pro Forma Basis (as of the date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) with each covenant contained in Article X;
(f) no later than five (5) Business Days prior to the proposed closing date of such acquisition the Borrower, to the extent requested by the Administrative Agent, (A) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents and (B) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information;
(g) no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith;
(h) the Borrower shall have obtained the prior written consent of the Administrative Agent and the Required Lenders prior to the consummation of such acquisition if the Permitted Acquisition Consideration for such acquisition (or series of related acquisitions), together with all other acquisitions consummated during the term of this Agreement, exceeds (i) $150,000,000 in the aggregate (excluding, with respect to such acquisition and all such other acquisitions consummated during the term of this Agreement, any portion of the purchase price therefor paid with Qualified Capital Stock or the proceeds from any Equity Issuance) or (ii) $300,000,000 in the aggregate (including, with respect to such acquisition and all such other acquisitions consummated during the term of this Agreement, any portion of the purchase price therefor paid with Qualified Capital Stock or the proceeds from any Equity Issuance);

(i) after giving effect to the acquisition, at least $50,000,000 in availability shall exist under the Revolving Credit Facility; and
(j) the Borrower shall have provided such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with the acquisition.
“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, Earnouts (valued at the maximum amounts reasonably expected to be payable thereunder as determined in good faith by the Borrower’s board of directors), deferred payments, or Disqualified Capital Stock of Holdings, net of the applicable acquired company’s cash and Cash Equivalents (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.
“Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the Borrower or any Subsidiary Guarantor, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).
“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.
“Permitted Currency” means Dollars or any Alternative Currency, or each such currency, as the context requires.
“Permitted Liens” means the Liens permitted pursuant to Section 11.2.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Platform” has the meaning assigned thereto in Section 8.5.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating certain definitions and compliance with certain tests and financial covenants under this Agreement, in each case, where such calculation or compliance is specified to be on a Pro Forma Basis, for any period, that the Specified Transaction, if any, in connection with which such calculation is being made and all other Specified Transactions that have been consummated during the applicable period, and the following transactions in connection therewith, shall be deemed to have occurred as of the first day of the applicable period of measurement in such definition, test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all of the Capital Stock of a Subsidiary or any division, business unit, product line, line of business or joint venture interest, shall be excluded, (ii) in the case of any designation of GLS as the Unrestricted Subsidiary, shall be excluded and (iii) in the case of a Permitted Acquisition, shall be included, (b) any retirement of Indebtedness, (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith, and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination, and (d) Pro Forma Cost Savings; provided, that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments are calculated on a basis consistent with GAAP and Regulation S-X of the Securities Act of 1933, as amended, or as approved by the Administrative Agent.
“Pro Forma Cost Savings” means, with respect to any period, (a) the reduction in net costs and related adjustments arising out of events that are directly attributable to a Specified Transaction, are factually supportable and are expected to have a continuing impact, in each case, determined in good faith on a consistent basis with Article 11 of Regulation S-X under the Securities Act of 1933 and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and (b) the reduction in net costs and related adjustments in an aggregate amount not to exceed $10,000,000 during the term of this Agreement resulting from actions actually implemented by the Borrower or one of its Subsidiaries as a result of a Specified Transaction within twelve (12) months after the date of such Specified Transaction and prior to the applicable calculation date that are supportable and quantifiable by the underlying accounting records of Holdings and, in the case of each of (a) and (b), are described, as provided below, in an officer’s certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described in each of clauses (a) and (b) above shall be set forth in a certificate delivered to the Administrative Agent from the chief financial officer of Holdings that outlines the specific actions taken and the net cost savings achieved from each such action.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
“Public Lenders” has the meaning assigned thereto in Section 8.5.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
“Register” has the meaning assigned thereto in Section 14.10(c).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Required Lenders” means, at any date, any combination of Lenders holding more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitment plus (b) the aggregate outstanding principal amount of the Term Loans or, if the Revolving Credit Commitment has been terminated, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, as to any Person, the chief executive officer, business segment president, chief financial officer, general counsel, treasurer or senior vice president-business administration of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Restricted Payments” has the meaning assigned thereto in Section 11.6.
“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.14) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.14). The Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $200,000,000.
“Revolving Credit Commitment Increase” has the meaning assigned thereto in Section 5.14.
“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all the Revolving Credit Lenders.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.
“Revolving Credit Lenders” means Lenders with a Revolving Credit Commitment (including Increasing Revolving Lenders).
“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
“Revolving Credit Maturity Date” means the earliest to occur of (a) August 15, 2012, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5 or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 12.2(a).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any issuances, renewals or increases occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Extensions of Credit” means (a) any Revolving Credit Loan then outstanding, (b) any Letter of Credit then outstanding or (c) any Swingline Loan then outstanding.
“Rollover Letter of Credit” has the meaning assigned thereto in the definition of “Existing Letters of Credit”.
“Rollover Letter of Credit Application” means that certain letter of credit application executed in connection with the Rollover Letter of Credit.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” mean collectively, the Lenders, the Administrative Agent, the Swingline Lender, any Issuing Lender, any counterparty to a Specified Hedge Agreement that was a Lender or an Affiliate of a Lender at the time such Specified Hedge Agreement was executed, any counterparty to a Specified Cash Management Arrangement that was a Lender or an Affiliate of a Lender at the time such Specified Cash Management Arrangement was executed, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.
“Security Documents” means the collective reference to the Collateral Agreement, the Mortgages, the Guaranty Agreements, and each other agreement or writing pursuant to which any Credit Party or the Limited Guarantor Subsidiary, as applicable, purports to pledge or grant a security interest in any Property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Senior Subordinated Note Documents” means the Senior Subordinated Notes, the Senior Subordinated Notes Indenture, the Senior Subordinated Note Guarantees and all other documents executed and delivered with respect to the Senior Subordinated Notes or the Senior Subordinated Notes Indenture.
“Senior Subordinated Note Guarantees” means the guarantees of certain Subsidiary Guarantors pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means that certain Indenture dated as of February 11, 2005 (as amended, restated, supplemented or otherwise modified prior to the Closing Date and as may be further amended, restated, supplemented or otherwise modified from time to time after the Closing Date in accordance with the terms of this Agreement) pursuant to which the Senior Subordinated Notes are issued.
“Senior Subordinated Notes” means the 9.5% Senior Subordinated Notes due 2013 (including, without limitation, the Additional Senior Subordinated Notes) jointly issued by the Borrower and DIV Capital Corporation and any registered notes issued by the Borrower and DIV Capital Corporation in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Cash Management Arrangement” means any cash management arrangement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Lender or any Affiliate thereof at the time such cash management arrangement was entered into, as counterparty, and (b) which has been designated by such Lender or such Affiliate and the Borrower, by notice to the Administrative Agent not later than thirty (30) days after the execution and delivery by the Borrower or such Subsidiary thereof, as a Specified Cash Management Arrangement. The designation of any cash management arrangement as a Specified Cash Management Arrangement shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the Obligations of any Credit Party or the Limited Subsidiary Guarantor, as applicable, under the Collateral Agreement or any Guaranty Agreement. For the avoidance of doubt, all cash management arrangements in existence on the Closing Date between the Borrower or any of its Subsidiaries and any Lender or an Affiliate thereof shall constitute Specified Cash Management Arrangements.
“Specified Gulf States” means Saudi Arabia, Kuwait, Qatar, Oman, Bahrain, and the United Arab Emirates.
“Specified Hedge Agreement” means any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Lender or any Affiliate thereof at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by such Lender or such Affiliate and the Borrower, by notice to the Administrative Agent not later than thirty (30) days after the execution and delivery by the Borrower or such Subsidiary thereof, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the Obligations of any Credit Party or the Limited Subsidiary Guarantor, as applicable, under the Collateral Agreement or any Guaranty Agreement. For the avoidance of doubt, all Hedge Agreements in existence on the Closing Date between the Borrower or any of its Subsidiaries and any Lender or an Affiliate thereof shall constitute Specified Hedge Agreements.

“Specified Hedge Obligations” means all existing or future payment and other obligations owing by the Borrower or any of its Subsidiaries under any Specified Hedge Agreement.
“Specified Obligations” means, collectively, (a) all Specified Hedge Obligations and (b) all Obligations owing by the Borrower or any of its Subsidiaries under any Specified Cash Management Arrangement.
“Specified Transactions” means (a) any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of Holdings or any division, business unit, product line, line of business or joint venture interest of Holdings or any Subsidiary of Holdings, (b) any Permitted Acquisition, (c) any incurrence or repayment of Indebtedness, (d) any designation of GLS as the Unrestricted Subsidiary and (e) the Transactions.
“Sponsor” means Veritas Capital Management II, L.L.C.
“Subordinated Indebtedness” means the collective reference to any Indebtedness of any Credit Party or any Subsidiary thereof (including, without limitation, the Senior Subordinated Notes) subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Administrative Agent.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Holdings and, subject to the following sentence, shall include GLS. Notwithstanding the foregoing, but subject to Section 9.17, from and after the date on which GLS is designated as the Unrestricted Subsidiary pursuant to Section 9.19, the Unrestricted Subsidiary shall be deemed not to be a “Subsidiary” of Holdings, the Borrower or any of their respective Subsidiaries for purposes of this Agreement, and the financial statements and consolidation of accounts of Holdings and its Subsidiaries shall not, for purposes of this Agreement, be consolidated with the Unrestricted Subsidiary.
“Subsidiary Guarantors” means, collectively, all direct and indirect Domestic Subsidiaries of Holdings (other than (a) the Borrower, (b) any direct or indirect Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary (other than a Disregarded Foreign Entity) and (c) any JV Subsidiary) in existence on the Closing Date or which becomes a party to the Subsidiary Guaranty Agreement pursuant to Section 9.11; provided, however, that notwithstanding the foregoing to the contrary, (i) prior to any GLS Limited Guarantor Designation, GLS shall be a Subsidiary Guarantor and (ii) from and after any GLS Limited Guarantor Designation, GLS shall not be a Subsidiary Guarantor but shall be the Limited Subsidiary Guarantor.
“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit and the Secured Parties, substantially in the form attached as Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.
“Swingline Commitment” means the lesser of (a) Twenty-Five Million Dollars ($25,000,000) and (b) the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.
“Swingline Lender” means Wachovia in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.
“Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Initial Term Loan and/or Incremental Term Loans, as applicable, to the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans. The Term Loan Commitment with respect to the Initial Term Loan of all Lenders on the Closing Date shall be $200,000,000.

“Term Loan Facility” means the term loan facility established pursuant to Article IV (including any new term loan facility established pursuant to Section 5.15).
“Term Loan Lender” means any Lender with a Term Loan Commitment (including any Incremental Term Loan Lender).
“Term Loan Maturity Date” means the first to occur of (a) August 15, 2012 or (b) the date of acceleration of the Term Loans pursuant to Section 12.2(a).
“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Term Loan Percentage” means, as to any Term Loan Lender, as of any applicable date of determination, the ratio of (a) the outstanding principal balance of such Term Loan or Term Loans of such Term Loan Lender to (b) the aggregate outstanding principal balance of all such Term Loans of all Term Loan Lenders.
“Term Loans” means the Initial Term Loan and, if applicable, all Incremental Term Loans.
“Threshold Amount” means $15,000,000.
“Transaction Costs” means all transaction fees, charges and other out-of-pocket amounts related to this Credit Facility and any Permitted Acquisitions (including, without limitation, any financing fees, merger and acquisition fees, legal and accounting fees and expenses, due diligence fees or any other fees and out-of-pocket expenses in connection therewith).
“Transactions” means, collectively, (a) the repayment in full of all Indebtedness under the Existing Credit Agreement, (b) the Extensions of Credit made on the Closing Date, (c) the issuance of the Additional Senior Subordinated Notes and (d) the payment of the Transaction Costs in connection with items (a) through (c) above.
“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007, International Chamber of Commerce Publication No. 600.
“United States” means the United States of America.
“Unrestricted Subsidiary” means GLS, from and after the date that GLS is designated as the “Unrestricted Subsidiary” pursuant to Section 9.19.
“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by Holdings and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than Holdings and/or one or more of its Wholly-Owned Subsidiaries).
“Working Capital” means, for Holdings and its Subsidiaries on a Consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash and Cash Equivalents and taxes and deferred taxes) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) outstanding Revolving Credit Loans and Swingline Loans, (iii) the current portion of current taxes and deferred income taxes and (iv) the current portion of accrued Consolidated Interest Expense.
SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, calculations in connection with the financial covenants in Article X hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements for the Fiscal Year ended March 28, 2008.
SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained by Holdings pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.8 Letter of Credit Amounts.
(a) Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (i) any permanent reduction of such Letter of Credit or (ii) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
(b) For purposes of Articles II, III and IV, the applicable outstanding amount of Letters of Credit and L/C Obligations (including, without limitation, all Alternative Currency Letters of Credit and Alternative Currency L/C Obligations) shall be deemed to refer to the Dollar Amount thereof.
(c) All Loans made under this Agreement, including, without limitation, Loans made to refund drawings made under Alternative Currency Letters of Credit, shall be made only in Dollars.
ARTICLE II
REVOLVING CREDIT FACILITY
SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2 Swingline Loans.
(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date; provided, that (a) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment.
(b) Refunding.
(i) Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders or paid by the Borrower on the Swingline Lender’s demand are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 13.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).
(iii) Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 12.1(i) or (j) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).
SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.
(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than (i) 11:00 a.m. on the same Business Day as each Base Rate Loan (other than Swingline Loans), (ii) 11:00 a.m. at least three (3) Business Days before each LIBOR Rate Loan and (iii) 1:00 p.m. on the same Business Day as each Swingline Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing with respect to Base Rate Loans (other than Swingline Loans) and LIBOR Rate Loans received after 11:00 a.m. or a Notice of Borrowing with respect to Swingline Loans received after 1:00 p.m. shall, in each case, be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.
(b) Disbursement of Revolving Credit and Swingline Loans. Not later than (i) 1:00 p.m. on the proposed borrowing date for each Base Rate Loan (other than Swingline Loans) or LIBOR Rate Loan or (ii) 3:00 p.m. on the proposed borrowing date for each Swingline Loan, (A) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (B) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).
SECTION 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans.
(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments.
(i) If at any time (as determined by the Administrative Agent pursuant to this Section 2.4(b)(i)), the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Revolving Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Issuing Lender and the Revolving Credit Lenders, in an amount equal to the aggregate L/C Obligations then outstanding (such cash collateral shall be deposited in the Permitted Currency in which such Letters of Credit are issued and which cash collateral shall be applied in accordance with Section 12.2(b)). The Borrower’s compliance with this Section 2.4(b)(i) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on the date on which the Borrower requests the Issuing Lender to issue a Letter of Credit under Section 3.2.
(ii) If, as of any Fiscal Quarter end, the sum of (1) the Revolving Credit Outstandings as of such date plus (2) the aggregate principal amount of the Term Loans then outstanding exceeds the Eligible Account Amount as of such Fiscal Quarter end, the Borrower shall (A) within ten (10) Business Days after the day by which the Borrower is required to provide an Officer’s Compliance Certificate for such Fiscal Quarter pursuant to Section 8.2, repay Revolving Credit Loans and Swingline Loans (in each case, without any corresponding reduction of the Revolving Credit Commitments) and Term Loans in an amount equal to such excess by payment of such amount to the Administrative Agent for the account of the Lenders and (B) within the time periods required pursuant to Section 2.4(c) deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such Notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment required hereby shall be applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, to reduce in direct order of maturity the next eight (8) succeeding scheduled principal installments of the Term Loans pursuant to Section 4.3 (with respect to any such outstanding Term Loans, pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loan and, if applicable, any Incremental Term Loans) and then to reduce, on a pro rata basis, the remaining scheduled principal installments of the Term Loans pursuant to Section 4.3 (with respect to any such outstanding Term Loans, pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loan and, if applicable, any Incremental Term Loans).
(iii) If at any time (as determined by the Administrative Agent pursuant to this Section 2.4(b)(iii)) and for any reason, the outstanding L/C Obligations exceed 105% of the L/C Commitment, then the Borrower shall make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Issuing Lender and the Revolving Credit Lenders in an amount equal to the amount by which such outstanding L/C Obligations exceed the L/C Commitment (such cash collateral shall be deposited in the Permitted Currency in which such Letters of Credit are issued and which cash collateral shall be applied in accordance with Section 12.2(b)). The Borrower’s compliance with this Section 2.4(b)(iii) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on the date on which the Borrower requests the Issuing Lender to issue a Letter of Credit under Section 3.2.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
(d) Prepayment of Excess Proceeds. In the event proceeds remain after any prepayments of the Term Loan Facility pursuant to Section 4.4(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitment.
(e) Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
(f) Hedge Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement.
SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.
(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $500,000 in excess thereof. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.
(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the Revolving Credit Outstandings after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in the applicable Permitted Currency in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit in excess of the Revolving Credit Commitment as so reduced. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be returned to the Borrower; provided, that, if an Event of Default has occurred and is continuing, all cash collateral shall be applied in accordance with Section 12.2(b). Any reduction of the Revolving Credit Commitments to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral in the applicable Permitted Currency satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitments and the Swingline Commitment and the Revolving Credit Facility. Such cash collateral shall be applied by the Administrative Agent to the payment of drafts drawn under outstanding Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be returned to Borrower; provided, that, if an Event of Default has occurred and is continuing, all cash collateral shall be applied in accordance with Section 12.2(b). If the reduction of the Revolving Credit Commitments requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date unless sooner terminated pursuant to the terms hereof.
ARTICLE III
LETTER OF CREDIT FACILITY
SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the “Letters of Credit”) for the account of the Borrower or any Subsidiary thereof on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in a Permitted Currency, (ii) be in a minimum amount of $100,000 (or, with respect to an Alternative Currency Letter of Credit, the amount of the Alternative Currency in which such Alternative Letter of Credit is to be denominated which is equivalent to $100,000 at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m. two (2) Business Days before such Alternative Currency Letter of Credit is to be issued or extended) (or such lesser amount as agreed to by the Issuing Lender), (iii) if a standby Letter of Credit, expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to customary automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date, (iv) if a commercial Letter of Credit, expire on a date no more than 180 days after the date of issuance of such Letter of Credit, which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (v) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, the Rollover Letter of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding under this Agreement.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request (which information shall include the Permitted Currency in which such Letter of Credit shall be denominated). Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than two (2) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Lender a copy of such Revolving Credit Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.
SECTION 3.3 Commissions and Other Charges.
(a) Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit (reflected as the Dollar Amount thereof as determined by the Administrative Agent) multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.
(b) Fronting Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, a fronting fee with respect to each Letter of Credit in the amount as separately agreed to between the Borrower and the Issuing Lender. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.
(c) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
(d) Payment in Dollars. The commissions, fees, charges, costs and expenses payable pursuant to this Section 3.3 shall be payable in Dollars.

SECTION 3.4 L/C Participations.
(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share of the Dollar Amount thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
(d) All payments made by any L/C Participant under this Section 3.4 shall be made in Dollars; provided that the Borrower shall be liable for any currency exchange loss pursuant to the terms of Section 5.10(e).
SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, in Dollars, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit (if such notice is received prior to 1:00 p.m. on such date or otherwise on the next succeeding Business Day) for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by the Issuing Lender in effecting the payment of any Alternative Currency Letter of Credit). Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by the Issuing Lender in effecting the payment of any Alternative Currency Letter of Credit), and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of bad faith, gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
SECTION 3.8 Additional Issuing Lender.
(a) The Borrower may designate one other Lender approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) to serve as an additional Issuing Lender by delivering written notice to the Administrative Agent at least five (5) Business Days prior to the issuance of any Letters of Credit by such additional Issuing Lender. Letters of Credit may only be issued by such additional Issuing Lender if (i) a beneficiary is unwilling to accept a Letter of Credit issued by Wachovia or (ii) Wachovia is unwilling or unable to issue a Letter of Credit within the time periods set forth herein.

(b) Any Lender designated as an additional Issuing Lender shall remain as such until (i) the Borrower gives written notice to the Administrative Agent and such additional Issuing Lender that such Lender is no longer an additional Issuing Lender or (ii) such additional Issuing Lender resigns. Any additional Issuing Lender may resign upon 30 days’ notice to the Borrower and the Administrative Agent. After the removal or resignation of an additional Issuing Lender hereunder, such additional Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of such additional Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such removal or resignation until no L/C Obligations remain outstanding with respect to such additional Issuing Lender, but shall not be required or permitted to issue additional Letters of Credit.
ARTICLE IV

TERM LOAN FACILITY
SECTION 4.1 Initial Term Loan. Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make the Initial Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date.
SECTION 4.2 Procedure for Advance of Term Loan.
(a) Initial Term Loan. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date requesting that the Term Loan Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Initial Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement). Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 1:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Term Loan Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.
(b) Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with, Section 5.15.

SECTION 4.3 Repayment of Term Loans.
(a) Initial Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments in each of March, June, September and December commencing September 22, 2009 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof:

		PRINCIPAL INSTALLMENT
YEAR	PAYMENT DATE	($)
2008	September 22, 2008	$0
	December 22, 2008	$0
2009	March 23, 2009	$0
	June 22, 2009	$0
	September 22, 2009	$5,625,000
	December 22, 2009	$5,625,000
2010	March 22, 2010	$5,625,000
	June 30, 2010	$5,625,000
	September 30, 2010	$15,000,000
	December 31, 2010	$15,000,000
2011	March 31, 2011	$15,000,000
	June 30, 2011	$15,000,000
	September 30, 2011	$13,500,000
	December 31, 2011	$13,500,000
2012	March 31, 2012	$13,500,000
	June 30, 2012	$13,500,000
	Term Loan Maturity Date	Remaining outstanding principal balance of the Initial Term Loan
(b) Incremental Term Loans. The Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 5.15.
SECTION 4.4 Prepayments of Term Loans.
(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as any such prepayment of a Base Rate Loan and (ii) at least three (3) Business Days before any such prepayment of a LIBOR Rate Loan, specifying (i) the date and amount of repayment, (ii) whether the repayment is of the Initial Term Loan or an Incremental Term Loan or a combination thereof, and, if of a combination thereof, the amount allocable thereto and (iii) whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $1,000,000 or any whole multiple of $500,000 in excess thereof and shall be applied to the outstanding principal installments of the Initial Term Loan and, if applicable, any Incremental Term Loans as directed by the Borrower. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Prepayment.
(b) Mandatory Prepayments.
(i) Debt Issuances. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vi) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance not permitted pursuant to this Agreement. Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(ii) Equity Issuances. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vi) below in an amount equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any Equity Issuance other than (A) any Equity Issuance resulting from the exercise of stock options, warrants or other rights issued as part of any compensation plan and (B) any Equity Issuance the proceeds of which are used to finance Permitted Acquisitions permitted pursuant to Section 11.3(g) or to finance expenditures described in clause (d) of the definition of “Capital Expenditures”. Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Equity Issuance.
(iii) Asset Dispositions. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vi) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition made pursuant to Section 11.5(o) in excess of $500,000 for any single Asset Disposition or $1,000,000 for all Asset Dispositions in any Fiscal Year. Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required hereunder in connection with Asset Dispositions permitted pursuant to Section 11.5(o) which are reinvested in other assets used or useful in the business of Holdings and its Subsidiaries within one hundred eighty (180) days after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary, or are reinvested within three hundred sixty (360) days after receipt in accordance with binding commitments entered into within one hundred eighty (180) days after receipt; provided, that any portion of such Net Cash Proceeds not actually reinvested within such time periods shall be applied to repay the Loans in accordance with this Section.
(iv) Insurance and Condemnation Events. The Borrower shall make mandatory principal prepayments of the Loans and/or cash collateralize the L/C Obligations in the manner set forth in clause (vi) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event in excess of $500,000 for any single Insurance and Condemnation Event or $1,000,000 for all Insurance and Condemnation Events in any Fiscal Year. Such prepayments shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by such Credit Party or such Subsidiary; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required hereunder in connection with Net Cash Proceeds from Insurance and Condemnation Events which are reinvested in other assets used or useful in the business of Holdings and its Subsidiaries within one hundred eighty (180) days after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary, or are reinvested within three hundred sixty (360) days after receipt in accordance with binding commitments entered into within one hundred eighty (180) days after receipt; provided, that any portion of the Net Cash Proceeds not reinvested within such time periods shall be applied to repay the Loans in accordance with this Section.
(v) Excess Cash Flow. No later than one hundred (100) days after the end of any Fiscal Year (commencing with the Fiscal Year ending on April 3, 2009), if the Consolidated Total Leverage Ratio as of the end of such Fiscal Year is greater than or equal to 2.00 to 1.00, the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vi) below in an amount equal to the sum of (A) fifty percent (50%) of Excess Cash Flow, if any, for such Fiscal Year less (B) the sum of (1) the aggregate principal amount of all optional prepayments of Revolving Credit Loans made pursuant to Section 2.4(c) during such Fiscal Year solely to the extent that the Revolving Credit Commitment is reduced by a corresponding amount pursuant to Section 2.5(a) and (2) the aggregate principal amount of all optional prepayments of the Term Loans made pursuant to Section 4.4(a) during such Fiscal Year, in each case with respect to the optional prepayments described in the foregoing clauses (1) and (2), solely to the extent that such prepayments are not funded with the incurrence of any Indebtedness.

(vi) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (v) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Loans under this Section shall be applied as follows:
(A) first, to reduce in direct order of maturity the next eight (8) succeeding scheduled principal installments of the Term Loans pursuant to Section 4.3 (with respect to any such outstanding Term Loans, pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loan and, if applicable, any Incremental Term Loans);
(B) second, to reduce, on a pro rata basis, the remaining scheduled principal installments of the Term Loans pursuant to Section 4.3 (with respect to any such outstanding Term Loans, pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loan and, if applicable, any Incremental Term Loans); and
(C) third, to the extent of any excess, to repay the Revolving Credit Loans (without a corresponding permanent reduction in the Revolving Credit Commitment) pursuant to Section 2.4(d).
(vii) No Reborrowings. Amounts prepaid in respect of the Term Loans may not be reborrowed. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.
(c) Prepayment of Excess Proceeds. In the event proceeds remain after the prepayments of Revolving Credit Outstandings pursuant to Section 2.4(b)(ii), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 2.4(b)(ii) to prepay the outstanding principal amount of the Term Loans in the manner set forth in Section 2.4(b)(ii).
ARTICLE V
GENERAL LOAN PROVISIONS
SECTION 5.1 Interest.
(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans and the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan and any LIBOR Rate Loan for which the Borrower fails to specify an Interest Period shall be deemed to have an Interest Period of one (1) month.
(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months or, if agreed by all of the relevant Lenders, nine (9) or twelve (12) months (provided that the first Interest Period beginning on the Closing Date shall terminate on September 22, 2008); provided that:
(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and
(v) there shall be no more than ten (10) Interest Periods in effect at any time.
(c) Default Rate. Subject to Section 12.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 12.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
(d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on each “Payment Date” set forth in the table in Section 4.3(a) commencing September 22, 2008; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).
(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the then-current Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
SECTION 5.3 Fees.
(a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders (other than any Defaulting Lender), a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any) during the period for which such Commitment Fee is to be paid; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on each “Payment Date” set forth in the table in Section 4.3(a) commencing September 22, 2008 and ending on the Revolving Credit Maturity Date. Such Commitment Fee shall be promptly distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.
(b) Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4 Manner of Payment.
(a) Loans and Letters of Credit Denominated in Dollars. Each payment by the Borrower on account of the principal of or interest on any Loan or Letter of Credit denominated in Dollars or of any fee, commission or other amounts (including the Reimbursement Obligation with respect to any Letter of Credit denominated in Dollars) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages, (except as specified below), in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender within one (1) Business Day of receipt thereof (and shall include interest at the daily average Federal Funds Rate for each day thereafter that such amounts remain unpaid) at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage, (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 14.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
(b) Alternative Currency Letters of Credit. Each payment by the Borrower on account of any Alternative Currency Letter of Credit (including the Reimbursement Obligation with respect to any Alternative Currency Letter of Credit) shall be made in Dollars not later than 1:00 p.m. (the time of the Issuing Lender’s Correspondent) on the date specified for payment under this Agreement to the Administrative Agent’s account with the Issuing Lender’s Correspondent for the account of the Issuing Lender in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (the time of the Issuing Lender’s Correspondent) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (the time of the Issuing Lender’s Correspondent) shall be deemed to have been made on the next succeeding Business Day for all purposes.
SECTION 5.5 Evidence of Indebtedness.
(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Term Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 5.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 14.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to Holdings, the Borrower, any Affiliate or Subsidiary of the Borrower, the Sponsor or any Affiliate of the Sponsor (as to which the provisions of this paragraph shall apply).
Each Credit Party and the Limited Guarantor Subsidiary, as applicable, consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each such Person rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Person in the amount of such participation.
SECTION 5.7 Obligations of Lenders.
(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
SECTION 5.8 Changed Circumstances.
(a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Reuters Screen LIBOR01 Page or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.
(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency announced after the Closing Date, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 5.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.
SECTION 5.10 Increased Costs.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
(ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or the Issuing Lender); or
(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder in respect thereof (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Lender, the Borrower shall promptly pay to any such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or the Issuing Lender the Borrower shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 5.11 Taxes.
(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or the Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii) duly completed copies of Internal Revenue Service Form W-8ECI,
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitment.
SECTION 5.12 Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.10;
(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 5.13 Security. The Obligations of the Borrower shall be secured as provided in the Security Documents.
SECTION 5.14 Revolving Credit Commitment Increase.
(a) At any time prior to the Revolving Credit Maturity Date, the Borrower may by written notice to the Administrative Agent elect to request increases in the Revolving Credit Commitments (any such increase, “Revolving Credit Commitment Increase”); provided that (i) the total aggregate amount for all such Revolving Credit Commitment Increases shall not (as of any date of incurrence thereof) exceed an amount equal to the sum of (A) $150,000,000 less (B) the aggregate principal amount of all prior and simultaneous Incremental Term Loans made pursuant to Section 5.15 and (ii) the principal amount of each Revolving Credit Commitment Increase shall not be less than $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (i). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Revolving Credit Commitment Increase shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The then current Revolving Credit Lenders shall have the first option to provide a portion of the Revolving Credit Commitment Increase (in accordance with their respective existing Revolving Credit Commitment Percentages), and to the extent that, within five (5) Business Days of such request, the requested Revolving Credit Commitment Increase is not fully subscribed, the Borrower may invite any Affiliate of any Lender, any Approved Fund and/or any other Person reasonably satisfactory to the Administrative Agent (together with each current Revolving Credit Lender providing a portion of the Revolving Credit Commitment Increase, the “Increasing Revolving Lenders” and each, an “Increasing Revolving Lender”) to provide the remaining portion of the Revolving Credit Commitment Increase. Any Increasing Revolving Lender offered or approached to provide all or a portion of any Revolving Credit Commitment Increase may elect or decline, in its sole discretion, to provide such Revolving Credit Commitment Increase.
(b) Any Revolving Credit Commitment Increase shall become effective as of such Increased Amount Date; provided that: (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Revolving Credit Commitment Increase and (ii) the Administrative Agent and the Revolving Credit Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating that the Borrower will be in compliance on a Pro Forma Basis with the financial covenants set forth in Article X both before and after giving effect to any Revolving Credit Commitment Increase (and, if applicable, any simultaneous Incremental Term Loan made pursuant to Section 5.15) and any Extensions of Credit made in connection therewith.
(c) The outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Increasing Revolving Lenders providing such Revolving Credit Commitment Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Increasing Revolving Lenders providing such Revolving Credit Commitment Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment).

(d) Each Revolving Credit Commitment Increase shall be deemed to be a Revolving Credit Commitment for all purposes of this Agreement.
(e) Each Revolving Credit Commitment Increase shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Credit Parties and the Limited Guarantor Subsidiary, as applicable, the Administrative Agent and the applicable Increasing Revolving Lenders (which Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.14).
(f) The Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party and the Limited Guarantor Subsidiary, as applicable, authorizing such Revolving Credit Commitment Increase) reasonably requested by Administrative Agent in connection with any such transaction.
SECTION 5.15 Optional Incremental Term Loans.
(a) At any time prior to the Term Loan Maturity Date, the Borrower may by written notice to the Administrative Agent elect to request term loans (each such term loan, an “Incremental Term Loan”); provided that (i) the total aggregate principal amount for all such Incremental Term Loans shall not (as of any date of incurrence thereof) exceed an amount equal to the sum of (A) $150,000,000 less (B) the aggregate principal amount of all prior and simultaneous Revolving Credit Commitment Increases made pursuant to Section 5.14 and (ii) the principal amount of each Incremental Term Loan shall not be less than $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (i). Each such notice shall specify the date (each, an “Incremental Term Loan Effective Date”) on which the Borrower proposes that such Incremental Term Loan shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The then current Term Loan Lenders shall have the first option to provide a portion of the Incremental Term Loan (in accordance with their respective existing Term Loan Percentages), and to the extent that, within five (5) Business Days of such request, the requested Incremental Term Loan is not fully subscribed, Borrower may invite any Affiliate of any Lender, any Approved Fund and/or any other Person reasonably satisfactory to the Administrative Agent (together with each current Term Loan Lender providing a portion of the Incremental Term Loan, the “Incremental Term Loan Lenders” and each, an “Incremental Term Loan Lender”) to provide the remaining portion of such Incremental Term Loan). Any Incremental Term Loan Lender offered or approached to provide all or a portion of any Incremental Term Loan may elect or decline, in its sole discretion, to provide such Incremental Term Loan.
(b) Such Incremental Term Loan shall become effective as of the applicable Incremental Term Loan Effective Date; provided that: (i) no Default or Event of Default shall exist on such Incremental Term Loan Effective Date before or after giving effect to such Incremental Term Loan and (ii) the Administrative Agent and the Term Loan Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating that the Borrower will be in compliance on a Pro Forma Basis with the financial covenants set forth in Article X both before and after giving effect to such Incremental Term Loan (and, if applicable, any simultaneous Revolving Credit Commitment Increase made pursuant to Section 5.14) and any Extensions of Credit made in connection therewith.
(c) Each Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Term Loan Lenders making such Incremental Term Loan and the Borrower, but such Incremental Term Loan will not in any event have a shorter weighted average life to maturity than the Initial Term Loan or a final maturity date earlier than the Term Loan Maturity Date. The other terms and conditions applicable to such Incremental Term Loan shall, except to the extent otherwise provided in this Section 5.15, be substantially similar to the terms and conditions applicable to the Initial Term Loan.

(d) The Applicable Margin and pricing grid, if applicable, for any proposed Incremental Term Loan shall be determined on the applicable Incremental Term Loan Effective Date; provided, that if the all-in-yield, which shall be deemed to include any original issue discount (as reasonably determined by the Administrative Agent) and any fees (other than reasonable and customary facility, arrangement or closing fees) paid to the Incremental Term Loan Lenders in connection with such proposed Incremental Term Loan (the “All-in-Yield”), exceeds the All-in-Yield (as reasonably determined by the Administrative Agent) with respect to the Initial Term Loan or any existing Incremental Term Loan, then the Applicable Margin or fees payable by the Borrower with respect to the Initial Term Loan and each existing Incremental Term Loan shall be increased to the extent necessary to cause the All-in-Yield with respect to the Initial Term Loan and such existing Incremental Term Loan to be equal to the All-in-Yield with respect to the proposed Incremental Term Loan (the amount of such increase to be determined by the Administrative Agent, in accordance with the foregoing, and effective as of the applicable Incremental Term Loan Effective Date).
(e) Each Incremental Term Loan shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Credit Parties and the Limited Guarantor Subsidiary, as applicable, the Administrative Agent and the applicable Incremental Term Loan Lenders (which Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.15).
(f) The Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party and the Limited Guarantor Subsidiary, as applicable, authorizing such Incremental Term Loan) reasonably requested by Administrative Agent in connection with any such Incremental Term Loan.
ARTICLE VI
CLOSING; CONDITIONS OF CLOSING AND BORROWING
SECTION 6.1 Closing. The closing shall take place at the offices of Winston & Strawn LLP in Charlotte, North Carolina at 10:00 a.m. on July 28, 2008, or at such other place, date and time as the parties hereto shall mutually agree.
SECTION 6.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions, as determined by the Administrative Agent:
(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Note in favor of each Term Loan Lender requesting a Term Note, a Swingline Note in favor of the Swingline Lender (if requested thereby) and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i) Officer’s Certificate. A certificate from a Responsible Officer of Holdings and the Borrower to the effect that (A) all representations and warranties of such Person contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; provided, that any representation or warranty that is qualified by materiality or by reference to a Material Adverse Effect shall be true, correct and complete in all respects; (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and (D) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.2 and Section 6.3.
(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.2(b)(iii).
(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.
(iv) Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders as to such customary matters with respect to the Credit Parties and the Loan Documents as the Lenders shall reasonably request.
(c) Personal Property Collateral.
(i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral in which a security interest can be perfected by filing or recording and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon subject only to Permitted Liens.
(ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.
(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of property hazard and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as loss payee on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer of the Borrower) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
(d) Consents; Defaults.
(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby, and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions, and no Applicable Law shall be in effect and binding upon any of the Credit Parties or their properties and assets that could reasonably be expected to have such effect.
(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
(e) Financial Matters.
(i) Financial Statements. The Administrative Agent and the Lenders shall have received the audited Consolidated balance sheets of Holdings and its Subsidiaries for the Fiscal Years ended as of March 31, 2006, March 30, 2007 and March 28, 2008 and the related audited statements of income and retained earnings and cash flows for the Fiscal Years then ended.
(ii) Pro Forma Financial Statements. The Administrative Agent and the Lenders shall have received a pro forma Consolidated balance sheet for Holdings and its Subsidiaries as of the end of the Fiscal Quarter most recently ended prior to the Closing Date for which financial statements are available calculated on a Pro Forma Basis after giving effect to the Transactions.
(iii) Financial Projections. The Administrative Agent and the Lenders shall have received projections prepared by management of Holdings, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Credit Facility.
(iv) Financial Condition/Solvency Certificate. Holdings shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of Holdings, that (A) after giving effect to the Transactions, the Credit Parties and their Subsidiaries, taken as a whole, are Solvent, (B) attached thereto are calculations evidencing (1) compliance on a Pro Forma Basis after giving effect to the Transactions with the Closing Leverage Ratio (as hereinafter defined) and (2) the Eligible Account Amount as of the end of the Fiscal Quarter ended immediately prior to the Closing Date for which financial statements are available and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of Holdings and its Subsidiaries for the periods covered thereby (recognizing that actual results for such periods may differ from such projections and that such differences may be material).

(v) Closing Leverage Ratio. The Arranger will be reasonably satisfied that the ratio of Consolidated Total Indebtedness of Holdings and its Subsidiaries as of the end of the Fiscal Quarter ended immediately prior to the Closing Date for which financial statements are available, calculated on a Pro Forma Basis after giving effect to the Transactions, to Consolidated EBITDA for the four-quarter period then ended (calculated on a Pro Forma Basis after giving effect to the Transactions) will not exceed 3.50 to 1.00 (the “Closing Leverage Ratio”).
(vi) Payment at Closing. The Borrower shall have paid (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
(f) Miscellaneous.
(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a) and Section 4.2, as applicable, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii) Issuance of the Additional Senior Subordinated Notes. (1) All conditions to the issuance and sale of the Additional Senior Subordinated Notes shall have been satisfied or the fulfillment of any such conditions shall have been waived, (2) the terms of the Additional Senior Subordinated Note Documents shall be substantially similar to the outstanding Senior Subordinated Notes or otherwise shall be reasonably satisfactory in all respects to Administrative Agent and (3) the Borrower shall have received the net proceeds from the issuance thereof.
(iii) Existing Indebtedness. All existing Indebtedness of Holdings and its Subsidiaries (including Indebtedness under the Existing Credit Agreement but excluding Indebtedness permitted pursuant to Section 11.1) shall be repaid in full (except that the Rollover Letter of Credit shall be deemed to be a Letter of Credit issued under this Agreement and the Bank of America Letters of Credit shall remain outstanding as permitted pursuant to the terms of this Agreement) and terminated and all collateral security therefor shall be released (other than the cash collateral supporting the Bank of America Letters of Credit to the extent permitted pursuant to this Agreement), and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.

(iv) Rating of the Facility and the Borrower. The Borrower shall have received a recent Debt Rating from S&P and Moody’s.
(v) Patriot Act. Holdings, the Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Act.
(vi) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested by the Administrative Agent, with respect to the transactions contemplated by this Agreement.
SECTION 6.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:
(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true, correct and complete in all material respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date; provided, that any representation or warranty that is qualified by materiality or by reference to a Material Adverse Effect shall be true, correct and complete in all respects on and as of such borrowing, continuation, conversion, issuance or extension date.
(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c) Eligible Account Amount Availability. As of the applicable borrowing, continuation, conversion, issuance or extension date with respect to such Extension of Credit and after giving effect to the Extensions of Credit to be made, continued, converted issued or extended on such date, the sum of (i) the Revolving Credit Outstandings as of such date plus (ii) the aggregate principal amount of the Term Loans then outstanding shall not exceed the Eligible Account Amount as set forth in the most recently delivered Officer’s Compliance Certificate described in the last paragraph of the definition of “Eligible Account Amount.”
(d) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a), Section 4.2 or Section 5.2, as applicable.
(e) Additional Documents. The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
SECTION 7.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties and the Limited Guarantor Subsidiary, if applicable, hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.3, that:
(a) Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 7.1(a).
(b) Ownership. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 7.1(b). As of the Closing Date, the capitalization of each Credit Party and its Subsidiaries consists of the number of shares or other equity interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). All shares or other equity interests outstanding as of the Closing Date have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 7.1(b). The shareholders or other owners, as applicable, of each Credit Party and its Subsidiaries and the number of shares or other equity interests owned by each as of the Closing Date are described on Schedule 7.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of any Credit Party or any Subsidiary thereof, except as described on Schedule 7.1(b).
(c) Authorization; Enforceability. Each Credit Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
(d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party and the Limited Guarantor Subsidiary, if applicable, of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or the Limited Guarantor Subsidiary, if applicable, where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or the Limited Guarantor Subsidiary, if applicable, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 7.1(d), (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority or any other Person other than (A) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect, (B) consents or filings under the UCC, (C) filings with the United States Copyright Office and/or the United States Patent and Trademark Office and (D) as may be required with respect to vehicles registered under a certificate of title.
(e) Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (i), (ii) or (iii) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.
(f) Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, material local and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount that is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person). Such returns accurately reflect in all material respects all liability for taxes of any Credit Party or any Subsidiary thereof for the periods covered thereby. Except as set forth on Schedule 7.1(f), there is no ongoing audit or examination or, to the knowledge of Holdings or any Subsidiary thereof, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof. No Governmental Authority has asserted in writing any Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (i) any amount that is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person and (ii) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of Holdings and the Borrower adequate.
(g) Intellectual Property Matters. To the knowledge of Holdings and its Subsidiaries, each Credit Party and each Subsidiary thereof owns or possesses rights to use all material copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, service marks and trade names which are reasonably necessary to conduct its business. To the knowledge of Holdings and its Subsidiaries, (i) no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights and (ii) no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

(h) Environmental Matters.
(i) The properties owned, leased or operated by each Credit Party and each Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws, except, in each case, as could not reasonably be expected to have a Material Adverse Effect;
(ii) To the knowledge of Holdings and its Subsidiaries, each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in substantial compliance, and have been in substantial compliance, with all applicable Environmental Laws, and, to the knowledge of Holdings and its Subsidiaries, there is no contamination at, under or about such properties or such operations which could interfere in any material respect with the continued operation of such properties or impair the fair saleable value thereof;
(iii) No Credit Party nor any Subsidiary thereof has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened, except, in each case, as could not reasonably be expected to have a Material Adverse Effect;
(iv) To the knowledge of Holdings and its Subsidiaries, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except, in each case, where such violation or liability could not reasonably be expected to have a Material Adverse Effect;
(v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Holdings and its Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Credit Party, any Subsidiary thereof or such properties or such operations except where such proceeding, action, decree, order or other requirement could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and
(vi) To the knowledge of Holdings, there has been no release or threat of release of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i) Employee Benefit Matters.
(i) As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(i);
(ii) Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;
(iii) As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan, in each case, where any of the foregoing could reasonably be expected to have a Material Adverse Effect;
(iv) Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no Credit Party and, for purposes of clauses (B) through (D), no ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;
(v) No Termination Event has occurred or is reasonably expected to occur;
(vi) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any Subsidiary thereof, (B) Pension Plan or (C) Multiemployer Plan.

(j) Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, Holdings will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
(k) Government Regulation. No Credit Party nor any Subsidiary thereof is an “investment company” (as such term is defined or used in the Investment Company Act of 1940, as amended) nor is any Credit Party or any Subsidiary thereof “controlled” by an “investment company” that is required to register under the Investment Company Act of 1940, as amended, and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
(l) Material Contracts. Schedule 7.1(l) sets forth a complete and accurate list of all Material Contracts of each Credit Party and each Subsidiary thereof in effect as of the Closing Date. Other than as set forth in Schedule 7.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, each Credit Party and each Subsidiary thereof has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.1(l). No Credit Party nor any Subsidiary thereof (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.
(m) Employee Relations. No Credit Party or any Subsidiary thereof is party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees, in each case, except as set forth on Schedule 7.1(m). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(n) Reserved.
(o) Financial Statements. The audited financial statements delivered pursuant to Section 6.2(f)(i) are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of Holdings and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material Indebtedness and other material liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The projections delivered pursuant to Section 6.2(f)(iii) and the pro forma balance sheet delivered pursuant to Section 6.2(f)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable at the date of delivery in light of then existing conditions except that (i) such balance sheet shall be subject to normal year end closing and audit adjustments and (ii) with respect to such projections, it is recognized that actual results for the periods covered may differ from the projections and such differences may be material.

(p) No Material Adverse Change. Since March 28, 2008, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.
(q) Solvency. As of the Closing Date and after giving effect to the Transactions, the Credit Parties and their Subsidiaries, taken as a whole, are Solvent.
(r) Titles to Properties. As of the Closing Date, the real property listed on Schedule 7.1(r) constitutes all of the Material Real Property that is owned, leased or subleased by any Credit Party or any of its Subsidiaries. Each Credit Party and each Subsidiary thereof has such title to the real property owned by it or such valid leasehold interest in the real property leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets.
(s) Insurance. The properties of each Credit Party and each Subsidiary thereof are insured with financially sound and reputable insurance companies not Affiliates of the Credit Parties and their Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Credit Parties and their Subsidiaries operate.
(t) Liens. None of the properties and assets of any Credit Party or any Subsidiary thereof is subject to any Lien, except Permitted Liens. No Credit Party or any Subsidiary thereof has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect Permitted Liens.
(u) Indebtedness and Guaranty Obligations. Schedule 7.1(u) is a complete and correct listing of all Indebtedness and Guaranty Obligations of the Credit Parties and their respective Subsidiaries as of the Closing Date in excess of the Threshold Amount, after giving effect to the initial Extensions of Credit hereunder and the issuance of the Additional Senior Subordinated Notes and the application of the proceeds thereof. As of the Closing Date, the Credit Parties and their respective Subsidiaries have performed and are in compliance with all of the material terms of such Indebtedness and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of any of the Credit Parties or any of their respective Subsidiaries exists with respect to any such Indebtedness or Guaranty Obligation.
(v) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 7.1(v), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that has or could reasonably be expected to have a Material Adverse Effect.
(w) Absence of Defaults. No event has occurred or is continuing (i) which constitutes a Default or an Event of Default, or (ii) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary thereof under any Material Contract or judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor that, in any case under this clause (ii), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x) Senior Indebtedness Status. The Obligations of each Credit Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.
(y) OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities; provided, that with respect to clauses (ii) and (iii), such assets, investments and transactions are permitted pursuant to licenses issued by the appropriate United States Governmental Authority to the applicable Credit Party or any Subsidiary thereof that are in full force and effect (or pursuant to which the applicable Credit Party or Subsidiary thereof is otherwise permitted to operate) (collectively, the “Licenses”). None of the proceeds of any Loan have been used nor will any proceeds of any Loan be used to fund any operations in, finance any investments or activities in, or make any payments to, (a) a Sanctioned Person or (b) a Sanctioned Entity except to the extent permitted pursuant to applicable Licenses, which Licenses have been disclosed to the Administrative Agent in writing.
(z) Investment Bankers’ and Similar Fees. No Credit Party or the Limited Guarantor Subsidiary, if applicable, has any obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the Transactions, except fees payable to (i) the Administrative Agent, the Issuing Lender and the Lenders pursuant to this Agreement or the Fee Letter or (ii) the initial purchasers of the Additional Senior Subordinated Notes.
(aa) Disclosure. Holdings and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which to their knowledge any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed at the time of delivery to be reasonable in light of then existing conditions, it being recognized that actual results for periods covered by projections or estimates may differ from such projections or estimates and such differences may be material.
SECTION 7.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VIII
FINANCIAL INFORMATION AND NOTICES
Until all the Obligations (other than (a) contingent indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full in cash and the Revolving Credit Commitments terminated, the Credit Parties and the Limited Guarantor Subsidiary, if applicable, will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 14.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:
SECTION 8.1 Financial Statements and Projections.
(a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ended October 3, 2008), an unaudited Consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the close of such Fiscal Quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by Holdings in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of Holdings to present fairly in all material respects the financial condition of Holdings and its Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of Holdings and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments and the absence of footnotes.
(b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the fiscal year ended on April 3, 2009), an audited Consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated and consolidating statements of income, retained earnings and cash flows, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and (i) accompanied by a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended and (ii) if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent and accompanied by a report thereon by such certified public accountants (which report shall be unqualified as to going concern and scope of audit, and shall state that such Consolidated financial statements fairly present, in all material respects, the Consolidated financial position of Holdings and its Subsidiaries as at the date indicated and that the results of their operations and their cash flows for the periods indicated are in conformity with GAAP applied on a consistent basis with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards).

(c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Year, a business plan of Holdings and its Subsidiaries for the ensuing four (4) Fiscal Quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet, calculations demonstrating projected compliance with the financial covenants set forth in Article X and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from a Responsible Officer of Holdings to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions as of the date of delivery) of the financial condition and operations of Holdings and its Subsidiaries for such period.
SECTION 8.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as required by the terms of this Agreement, an Officer’s Compliance Certificate (which shall include, without limitation, a calculation of the Eligible Account Amount for the applicable period then ended).
SECTION 8.3 Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent certified public accountants of Holdings certifying such financial statements that in connection with their audit, nothing came to their attention that caused them to believe that the Credit Parties or the Limited Guarantor Subsidiary, if applicable, failed to comply with the terms, covenants, provisions or conditions of Articles X or, if such is not the case, specifying such non-compliance and its nature and period of existence (which certification may be limited in items and scope in accordance with professional standards and practices applicable to independent public accountants).
SECTION 8.4 Other Reports.
(a) Promptly upon receipt thereof, copies of all reports, if any, submitted to any Credit Party, any Subsidiary thereof or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;
(b) Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including, without limitation, the Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and
(c) Such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.
SECTION 8.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after any Responsible Officer of any Credit Party or the Limited Guarantor Subsidiary, if applicable, obtains knowledge thereof) telephonic and written notice of:
(a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(b) any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof and that could reasonably be expected to result in a Material Adverse Effect;
(d) any attachment, judgment, lien, levy or order exceeding the Threshold Amount that may be assessed against any Credit Party or any Subsidiary thereof;
(e) (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;
(f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) any Credit Party or the Limited Guarantor Subsidiary, if applicable, obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;
(g) copies of all notices, reports, certificates and other information furnished to or received from any of the holders of Subordinated Indebtedness or any other agent or representative of such holders (including any notices or other documents relating to any default or potential default under the Senior Subordinated Note Documents, but in any event excluding routine notices, reports and certificates of an administrative nature), in each case promptly after the same are so furnished or received;
(h) immediately upon receipt thereof, notice that any or all of the obligations under the Senior Subordinated Note Documents have been accelerated;
(i) promptly, and in any event within ten (10) Business days (i) after any Material Contract is terminated (other than at the end of its stated term or upon completion of performance required thereby) or amended in a manner that could reasonably be expected to have a Material Adverse Effect or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such amendments or new contracts, delivered to the Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract; provided, that no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 8.5(i)) and an explanation of any actions being taken with respect thereto;
(j) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(k) promptly upon receipt thereof, copies of any letter, notice, subpoena, court order, pleading or other document issued, given or delivered by a Governmental Authority or by any prime contractor to any Credit Party or any Subsidiary thereof asserting or seeking to investigate any alleged fraud, malfeasance or other willful misconduct of any Credit Party or any Subsidiary thereof with respect to any Material Government Contract (as defined in the Collateral Agreement) or any subcontract with remaining payments of at least $10,000,000; and
(l) promptly upon becoming aware thereof, any announcement by Moody’s or S&P of any change in a Debt Rating.

Documents required to be delivered pursuant to this Article may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed in Section 14.1; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents become publicly available on the EDGAR database (or any successor thereto) of the U.S. Securities and Exchange Commission provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting or public availability on EDGAR of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, information required to be delivered pursuant to Section 8.5(k) will be required to be delivered only to the Administrative Agent and neither Holdings nor the Borrower will be required to post any such information on its website. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 8.2 to the Administrative Agent. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is an issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
SECTION 8.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.1(aa).

ARTICLE IX
AFFIRMATIVE COVENANTS
Until all of the Obligations (other than (a) contingent indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full in cash and the Revolving Credit Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:
SECTION 9.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
SECTION 9.2 Maintenance of Property and Licenses.
(a) In addition to the requirements of any of the Security Documents, take commercially reasonable efforts to protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property necessary for the conduct of its business; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.
(b) Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 9.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard insurance). All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof (or such other notice requirement as customarily provided by such insurance company for similar purposes), (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as loss payee. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
SECTION 9.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 9.5 Payment of Taxes and Other Obligations. Pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices, except where the failure to pay or perform such items described in clauses (a) or (b) of this Section could not reasonably be expected to have a Material Adverse Effect or where such item is being contested in good faith and adequate reserves are maintained with respect thereto in accordance with GAAP.
SECTION 9.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 9.7 Environmental Laws. In addition to and without limiting the generality of Section 9.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except , in each case, where the failure to so comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except where the failure to conduct or complete such actions, or to comply with such orders or directions, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, in each case, that are actually incurred, except to the extent that any of the foregoing directly result from the bad faith, gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.
SECTION 9.8 Compliance with ERISA. In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability of Holdings or any of its Subsidiaries to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
SECTION 9.9 Compliance with Material Contracts. Comply in all material respects with the terms, conditions and provisions of each Material Contract, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.10 Visits and Inspections; Lender Meetings.
(a) Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, at the Borrower’s expense, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects, in each case, other than (i) material and affairs protected by the attorney-client privilege or (ii) material which Holdings or the applicable Subsidiary may not disclose without violating confidentiality restricting binding on it, in each case, other than to the extent such attorney-client privilege or confidentiality restrictions have been waived or consent to the release of the materials or affairs subject thereto has been obtained. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice.
(b) Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the Borrower’s corporate offices (or such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent.
SECTION 9.11 Additional Subsidiaries and Material Real Property.
(a) Additional Domestic Subsidiaries. Notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary (other than a JV Subsidiary unless otherwise required by Section 9.17 and a Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary (other than a Disregarded Foreign Entity)) and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such documents and certificates referred to in Section 6.2 as may be reasonably requested by the Administrative Agent (provided, that it is hereby agreed and acknowledged that each reference to a “Credit Party” in Section 6.2 as used herein shall be deemed to include the Limited Subsidiary Guarantor, as applicable), (iv) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(b) Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a first-tier Foreign Subsidiary (other than a JV Subsidiary) of any Credit Party or the Limited Guarantor Subsidiary, and promptly thereafter (and in any event within forty-five (45) days after such event), cause (i) the applicable Credit Party or the Limited Guarantor Subsidiary, if applicable, to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Capital Stock (and one hundred percent (100%) of the non-voting Capital Stock) of such new Foreign Subsidiary and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates referred to in Section 6.2 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Additional Material Real Property. Notify the Administrative Agent, within ten (10) days after the acquisition of any Material Real Property by any Credit Party or the Limited Guarantor Subsidiary, if applicable, (or after any existing real property becomes Material Real Property) that is not subject to the existing Security Documents, and promptly thereafter (and in any event within sixty (60) days after such acquisition or designation), deliver such mortgages, deeds of trust, title insurance policies, environmental reports, surveys, landlord waivers and/or estoppels and other documents reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien, other than Permitted Liens, on such Material Real Property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, all in form and substance acceptable to the Administrative Agent.
(d) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.11(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 9.11(a) or (b), as applicable, within fifteen (15) Business Days of the consummation of such Permitted Acquisition).
SECTION 9.12 Interest Rate Contracts. Not later than ninety (90) days after the Closing Date, continue, or if necessary, enter into, and maintain at all times thereafter for a period of not less than two years, Interest Rate Contracts with Persons acceptable to the Administrative Agent in an amount sufficient to cause at least 50% percent of the aggregate principal amount of outstanding Indebtedness for borrowed money of Holdings and its Subsidiaries to be fixed rate Indebtedness.
SECTION 9.13 Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (a) to refinance all Indebtedness under the Existing Credit Agreement, (b) to finance Permitted Acquisitions and the acquisition of Capital Assets and (c) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the Transactions and this Agreement.
SECTION 9.14 Further Assurances. Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority described in Section 5.1 of the Collateral Agreement, subject to the rights of the Credit Parties and the Limited Guarantor Subsidiary, if applicable, to dispose of the Collateral pursuant to the Loan Documents; and make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents.

SECTION 9.15 Non-Consolidation. Maintain (a) entity records and books of account separate from those of any other entity which is an Affiliate of such entity, (b) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (except pursuant to cash management systems reasonably acceptable to the Administrative Agent) and (c) provide that its board of directors (or equivalent governing body) will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.
SECTION 9.16 Maintenance of Debt Ratings. Maintain Debt Ratings from both Moody’s and S&P.
SECTION 9.17 Guarantors under Senior Subordinated Notes Indenture. If any JV Subsidiary guarantees the Senior Subordinated Notes (and for so long as such JV Subsidiary is a guarantor thereof), Holdings and its Subsidiaries shall take all actions required (and in the manner required) pursuant to Section 9.11(a) of this Agreement with respect to such JV Subsidiary.
SECTION 9.18 Post-Closing Conditions. Perform the obligations set forth on Schedule 9.18 in each case within the time limits set forth on Schedule 9.18 or such longer period as determined by the Administrative Agent in its sole discretion.
SECTION 9.19 Designation of Unrestricted Subsidiary or Limited Subsidiary Guarantor.
(a) Upon the occurrence of the GLS Guaranty Release Event, the Borrower may, by notice to the Administrative Agent, either (i) designate GLS as the Limited Subsidiary Guarantor or (ii) designate GLS as the Unrestricted Subsidiary; provided that (A) immediately before and after giving effect to any such designation, no Default or Event of Default shall have occurred and be continuing, (B) immediately before and after giving effect to any such designation, the Borrower shall be in compliance with the covenants set forth in Article X and with the requirements of Section 2.4(b)(ii) (calculated on a Pro Forma Basis after giving effect to such designation), (C) all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such designation and after giving effect thereto, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true and correct in all respects), (D) upon the designation of GLS as the Unrestricted Subsidiary, any outstanding Investments by Holdings and its Subsidiaries in GLS made on or after the Closing Date shall constitute Investments in JV Subsidiaries pursuant to Section 11.3(l) as of such date and (E) the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower executed by a Responsible Officer thereof, certifying compliance with the requirements of preceding clauses (A) through (D) above and setting forth in reasonable detail the calculations demonstrating compliance with the applicable provisions referred to above.
(b) Notwithstanding the foregoing, GLS may only be designated as the Unrestricted Subsidiary as set forth above if GLS (i) has no Indebtedness other than Non-Recourse Indebtedness, (ii) except as permitted by Section 11.7, is not party to any agreement, contract, arrangement or understanding with any Credit Party unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Credit Party than those that might be obtained at the time from Persons who are not Affiliates of such Credit Party, (iii) is a Person with respect to which no Credit Party has any direct or indirect obligation to subscribe for additional Capital Stock and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of any Credit Party. Upon any designation of GLS as the Unrestricted Subsidiary (but in all events subject to Section 9.17), all obligation of GLS under the Subsidiary Guaranty Agreement shall terminate, all without delivery of any instrument or performance of any act by any party.

(c) Upon any designation of GLS as the Limited Subsidiary Guarantor, (i) the Guaranty Obligations of GLS under the Subsidiary Guaranty Agreement will be limited to the principal amount of outstanding obligations of GLS to the Borrower at any date of determination pursuant to the GLS Loan Documents and (ii) any outstanding Investments by Holdings and its Subsidiaries in GLS made on or after the Closing Date, to the extent not otherwise permitted pursuant to Section 11.3(r), shall constitute Investments in JV Subsidiaries for purposes of Section 11.3(l) as of such date.
ARTICLE X
FINANCIAL COVENANTS
Until all of the Obligations (other than (a) contingent indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full in cash and the Revolving Credit Commitments terminated, Holdings and its Subsidiaries on a Consolidated basis will not:
SECTION 10.1 Consolidated Total Leverage Ratio: As of the last day of any Fiscal Quarter ending during the periods specified below, permit the Consolidated Total Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio

Closing Date through the 3rd Fiscal Quarter of Fiscal Year 2009	4.00 to 1.00

The 4th Fiscal Quarter of Fiscal Year 2009 through the 3rd Fiscal Quarter of Fiscal Year 2010	3.75 to 1.00

The 4th Fiscal Quarter of Fiscal Year 2010 through the 3rd Fiscal Quarter of Fiscal Year 2011	3.50 to 1.00

The 4th Fiscal Quarter of Fiscal Year 2011 and thereafter	3.25 to 1.00
SECTION 10.2 Coverage Ratio: As of the last day of any Fiscal Quarter ending during the periods specified below, permit the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending on such date to (b) Consolidated Interest Expense to the extent paid or payable in cash for the period of four (4) consecutive Fiscal Quarters ending on such date to be less than corresponding ratio set forth below:

Period	Minimum Ratio

Closing Date through the 3rd Fiscal Quarter of Fiscal Year 2009	2.75 to 1.00

The 4th Fiscal Quarter of Fiscal Year 2009 through the 3rd Fiscal Quarter of Fiscal Year 2010	3.00 to 1.00

The 4th Fiscal Quarter of Fiscal Year 2010 through the 3rd Fiscal Quarter of Fiscal Year 2011	3.25 to 1.00

The 4th Fiscal Quarter of Fiscal Year 2011 and thereafter	3.50 to 1.00

SECTION 10.3 Maximum Capital Expenditures. Permit the aggregate amount of all Capital Expenditures in any Fiscal Year to exceed the greater of (a) $15,000,000 and (b) 5% of Consolidated EBITDA for the immediately preceding Fiscal Year (as set forth on the Officer’s Compliance Certificate required to be delivered pursuant to Section 8.2 for such Fiscal Year end). Notwithstanding the foregoing, the maximum amount of Capital Expenditures permitted by this Section 10.3 in any Fiscal Year shall be increased by the amount of Capital Expenditures that were permitted to be made under this Section 10.3 in the immediately preceding Fiscal Year (without giving effect to any carryover amount from prior Fiscal Years) over the amount of Capital Expenditures actually made during such preceding Fiscal Year; provided, that Capital Expenditures in such Fiscal Year shall be counted last against any amount so carried forward.
ARTICLE XI
NEGATIVE COVENANTS
Until all of the Obligations (other than (a) contingent, indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full in cash and the Revolving Credit Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to,:
SECTION 11.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(a) the Obligations (excluding Specified Hedge Obligations to the extent permitted pursuant to Section 11.1(b));
(b) Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(c) Indebtedness existing on the Closing Date and listed on Schedule 7.1(u) and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued but unpaid interest on the refinanced Indebtedness and any reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension and (iii) any refinancing, refunding, renewal or extension of any Subordinated Indebtedness shall be (A) on subordination terms at least as favorable to the Lenders, (B) no more restrictive on Holdings and its Subsidiaries than the Subordinated Indebtedness being refinanced, refunded, renewed or extended and (C) in an amount not less than the amount outstanding at the time of such refinancing, refunding, renewal or extension;

(d) Indebtedness incurred in connection with Capital Leases and Indebtedness incurred for the purpose of financing all of any part of the purchase price of cost of design, construction, installation, improvement or acquisition of personal or real property used in the business of Holdings or any of its Subsidiaries, in an aggregate principal amount not to exceed $25,000,000 at any time outstanding and any refinancings, refundings, renewals or extensions thereof meeting the conditions set forth in the proviso in Section 11.1(c);
(e) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 11.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) no Credit Party nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $25,000,000 at any time outstanding, and any refinancings, refundings, renewals or extensions thereof meeting the conditions set forth in the proviso in Section 11.1(c);
(f) Guaranty Obligations with respect to Indebtedness otherwise permitted to be incurred pursuant to subsections (a) through (e), (i), (j), (k), (l) and (n) of this Section 11.1; provided that (i) any Guaranty Obligations with respect to Indebtedness permitted pursuant to clause (k) of this Section shall be considered an Investment in a Foreign Subsidiary and shall be permitted under this clause (f) only to the extent such Investment is permitted under Section 11.3, (ii) any Guaranty Obligations with respect to Indebtedness permitted pursuant to clause (i) of this Section shall be subordinated to the same extent as the subordination of such Indebtedness and (iii) Holdings shall not be permitted to incur any Guaranty Obligations with respect to Indebtedness permitted pursuant to Section 11.1(n);
(g) intercompany Indebtedness (i) owed by any Credit Party to another Credit Party, (ii) owed by any Non-Guarantor Subsidiary to any Credit Party in an aggregate principal amount not to exceed $15,000,000 at any time outstanding (provided that any Indebtedness owed by such Non-Guarantor Subsidiary to any Credit Party pursuant to this clause (ii) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered (together with all collateral or other security securing such promissory note) to the Administrative Agent pursuant to the Security Documents), (iii) owed by any Credit Party to any Non-Guarantor Subsidiary in an aggregate principal amount not to exceed $30,000,000 at any time outstanding (provided, that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent) and (iv) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;
(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(i) unsecured Subordinated Indebtedness in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;
(j) Indebtedness under performance and completion guaranties, performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k) Indebtedness incurred by Foreign Subsidiaries to third parties other than Holdings or any of its Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;
(l) Indebtedness incurred pursuant to the Senior Subordinated Notes Indenture in an aggregate principal amount not to exceed $500,000,000 at any time outstanding, and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the accrued but unpaid interest on such refinanced Indebtedness and any reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms of any such refinancings, refundings, renewals or extensions thereof, taken as a whole, are no less favorable to the Lenders or the Credit Parties and the Limited Guarantor Subsidiary, as applicable;
(m) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any Subsidiary thereof pursuant to such agreements, in connection with Permitted Acquisitions or permitted Asset Dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;
(n) Indebtedness under the Foreign L/C Facility in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that only up to $50,000,000 of such Indebtedness may be recourse to Holdings, but shall not be secured by a Lien on any of the assets of Holdings;
(o) Indebtedness in support of that certain contract with the California Department of Forestry and Fire Protection (Proposal 7CA76884) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
(p) Indebtedness consisting of loans by the Borrower to Holdings for purposes otherwise permitted pursuant to Section 11.6 to be distributed to Holdings;
(q) Indebtedness consisting of promissory notes issued by Holdings or any Subsidiary thereof to current or former officers, directors, consultants or employees (or their respective estates, spouses, former spouses or family members) of Holdings or any Subsidiary thereof to purchase or redeem Capital Stock of Holdings or any Subsidiary thereof to the extent permitted pursuant to Section 11.6(d)(iv); and
(r) Indebtedness of a JV Subsidiary to Holdings, any other Credit Party or the Limited Guarantor Subsidiary, if applicable, and to the other holders of Capital Stock of such JV Subsidiary, so long as the percentage of the aggregate amount of such Indebtedness of such JV Subsidiary owed to such other holders of its Capital Stock does not exceed the percentage of the aggregate outstanding amount of the Capital Stock of such JV Subsidiary held by such other holders; provided, that any such Indebtedness owed to Holdings, any other Credit Party or the Limited Guarantor Subsidiary, if applicable, shall be evidenced by a demand promissory note in form and substance satisfactory to the Administrative Agent and shall be pledged and delivered (together with all collateral or other security securing such promissory note) to the Administrative Agent pursuant to the Security Documents.

SECTION 11.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:
(a) Liens created pursuant to the Loan Documents;
(b) Liens in existence on the Closing Date and described on Schedule 11.2, including Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 11.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 11.2); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property (other than substitutions, replacements, accessions or attachments thereto) or type of asset, as applicable, beyond that in existence on the Closing Date;
(c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) (i) not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(d) Liens consisting of the claims of materialmen, mechanics, carriers, repairmen, warehousemen, workmen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i)(A) which are not overdue for a period of more than sixty (60) days or (B) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of Holdings or any of its Subsidiaries;
(e) Liens consisting of deposits or pledges in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;
(f) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions and encroachments of record on the use of real property and other minor defects or irregularities in title and similar encumbrances, which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;
(g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of Holdings and its Subsidiaries;
(h) Liens securing Indebtedness permitted under Section 11.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, construction, installation, improvement or lease of the related asset or the refinancing, refunding, renewal or extension of the related Indebtedness permitted under Section 11.1(d), (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and substitutions, replacements, accessions and attachments with respect to such property and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price, cost of design, construction, improvement or installation, or total lease payment amount of such property at the time it was acquired;
(i) Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default under Section 12.1(m) or securing appeal or other surety bonds relating to such judgments;

(j) Liens on tangible property or tangible assets (including Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness permitted pursuant to Section 11.1(e)) (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens (1) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (2) are applicable only to specific tangible property or tangible assets that have been so acquired (and substitutions, replacements, accessions and attachments with respect to such property or assets) and (3) do not attach to any other property or assets of Holdings or any of its Subsidiaries and (B) the Indebtedness secured by such Liens is permitted pursuant to Section 11.1(e) of this Agreement;
(k) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral and (ii) such Liens secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 11.1(k);
(l) Liens securing intercompany Indebtedness permitted pursuant to Section 11.1(g) owed by any Non-Guarantor Subsidiary (excluding GLS if it is a Limited Subsidiary Guarantor) to (i) any Credit Party or (ii) any other Non-Guarantor Subsidiary;
(m) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of Holdings or any of its Subsidiaries;
(n) contractual Liens of suppliers (including sellers of goods) or customers to the extent limited to the property or assets relating to such contract;
(o) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business; provided that the same do not interfere in any material respect with the business of Holdings or its Subsidiaries or materially detract from the value of the relevant assets of Holdings or its Subsidiaries;
(p) Liens solely on any cash earnest money deposits made by Holdings or any Subsidiary thereof in connection with any letter of intent or purchase agreement for a Permitted Acquisition;
(q) Liens in favor of customs and revenue authorities or freight handlers or forwarders to secure payment of customs duties in connection with the importation of goods;
(r) Liens on customer contracts with customers located in the Specified Gulf States to secure Indebtedness permitted pursuant to Section 11.1(n);
(s) Liens on specific items of inventory or other goods of any Credit Party or any of its Subsidiaries, and the proceeds thereof, securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(t) Liens on the assets of a JV Subsidiary (excluding GLS, if it is a Subsidiary Guarantor or the Limited Subsidiary Guarantor) to secure Indebtedness of such JV Subsidiary incurred pursuant to Section 11.1(r); and
(u) Liens not otherwise permitted hereunder securing Indebtedness in the aggregate amount not to exceed $5,000,000 at any time outstanding.

SECTION 11.3 Limitations on Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, all or any substantial portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by contribution or delivery of Property in, any Person (all the foregoing, “Investments”) except:
(a) (i) Investments existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 11.3, (iii) Investments made after the Closing Date in Subsidiary Guarantors and (iv) Investments in Subsidiaries formed or acquired after the Closing Date pursuant to a transaction permitted under this Agreement so long as Holdings and its Subsidiaries comply with the applicable provisions of Section 9.11 and such newly formed or acquired Subsidiary becomes a Subsidiary Guarantor;
(b) Investments in cash and Cash Equivalents;
(c) Reserved;
(d) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 11.2;
(e) Hedge Agreements permitted pursuant to Section 11.1;
(f) purchases of assets in the ordinary course of business;
(g) Investments by the Borrower or any Subsidiary Guarantor in the form of (i) Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a part of a Subsidiary Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 9.11 and (ii) Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition does not become a Subsidiary Guarantor or a part of a Subsidiary Guarantor in an aggregate outstanding amount not to exceed at any time (A) $15,000,000 less (B) the outstanding amount of Investments made pursuant to Section 11.3(j);
(h) Investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $3,000,000 and any payroll, travel and similar advances to employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(i) Investments in the form of Indebtedness permitted pursuant to Section 11.1(g);
(j) Investments by the Borrower or any Subsidiary Guarantor made after the Closing Date in any Non-Guarantor Subsidiary in an aggregate outstanding amount not to exceed at any time (i) $15,000,000 less (ii) the outstanding amount of Investments made pursuant to Section 11.3(g)(ii);
(k) Guaranty Obligations of the Credit Parties and their Subsidiaries permitted pursuant to Section 11.1;

(l) Investments in joint ventures (other than Investments in the Unrestricted Subsidiary made after its designation pursuant to Section 9.19) not constituting Subsidiaries and in JV Subsidiaries (including, without limitation, Investments in GLS on and after the GLS Limited Guarantor Designation not otherwise permitted pursuant to Section 11.3(r)), in each case, made after the Closing Date in an aggregate outstanding amount not to exceed the lesser of (i) $100,000,000 and (ii) the amount of such Investments in joint ventures permitted to be made pursuant to the terms of the Senior Subordinated Notes Indenture;
(m) Investments (i) received in satisfaction or partial satisfaction of delinquent accounts and disputes with customers or suppliers of such Person in the ordinary course of business, (ii) acquired as a result of foreclosure of a Lien securing an Investment or the transfer of the assets subject to such Lien in lieu of foreclosure and (iii) consisting of deposits, prepayments and other credits to suppliers, utilities or customers made in the ordinary course of business of Holdings and its Subsidiaries;
(n) Investments constituting non-cash consideration received by Holdings or any of its Subsidiaries in connection with Asset Dispositions permitted under Section 11.5;
(o) Investments by a Non-Guarantor Subsidiary in another Non-Guarantor Subsidiary (including, without limitation, Investments in the form of Permitted Acquisitions);
(p) Investments consisting of loans by the Borrower to Holdings for purposes otherwise permitted under Section 10.6 to be distributed to Holdings;
(q) Investments resulting from reimbursements to, or indemnification of, the issuer of any performance bonds, surety bonds, release, appeal or similar bonds and other guarantees of a like nature for the benefit of Non-Guarantor Subsidiaries in respect of such Subsidiaries’ performance of bids, trade contracts, insurance contracts or leases (other than Capital Leases) in the ordinary course of business;
(r) Investments in the form of loans from the Borrower to GLS under the GLS Loan Documents; provided, that no such loans shall be permitted to remain outstanding pursuant to this Section 11.3(r) on and after the designation of GLS as the Unrestricted Subsidiary; and
(s) Investments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $10,000,000 at any time.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 11.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, liquidation, collection or return of capital (not to exceed the original amount invested).
SECTION 11.4 Limitations on Fundamental Changes. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
(a) (i) any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into, or be liquidated or dissolved into, the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into, or be liquidated or dissolved into, any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 9.11 in connection therewith);

(b) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated or dissolved into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated or dissolved into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;
(c) any Subsidiary may dispose of any or all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair market value of such assets as determined at the time of such disposition;
(d) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and to the other holders of its Capital Stock on a pro rata basis and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary and to the other holders of its Capital Stock on a pro rata basis;
(e) dispositions permitted by Section 11.5;
(f) any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition, provided that (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 9.11 in connection therewith); and
(g) any Person may merge into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition; provided that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower.
SECTION 11.5 Limitations on Asset Dispositions. Make any Asset Disposition (including, without limitation, the sale of any receivables and leasehold interests) except:
(a) the sale of inventory in the ordinary course of business;
(b) the sale, lease or sublease, abandonment, condemnation or other disposition of obsolete or worn-out assets or surplus assets no longer used or usable in the business of Holdings or any of its Subsidiaries;
(c) the transfer of assets to the Borrower or any Subsidiary in connection with any transaction permitted pursuant to Section 11.4;
(d) the Borrower or any Subsidiary may (i) write-off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction and (ii) compromise or settle any dispute, claim or legal proceeding with respect to any receivable or other claim under contracts for less than the balance thereof so long as such compromise or settlement is not as part of an accounts receivable financing transaction;
(e) subject to the requirements of Section 9.12, the disposition of any Hedge Agreement;

(f) dispositions of Investments in cash and Cash Equivalents;
(g) Asset Dispositions in the form of Investments to the extent such Investments are permitted pursuant to Section 11.3;
(h) (i) any Subsidiary Guarantor may transfer assets to the Borrower or any other Subsidiary Guarantor, (ii) the Borrower may transfer assets to any Subsidiary Guarantor, (iii) any Non-Guarantor Subsidiary may transfer assets to the Borrower or any Subsidiary Guarantor (provided that, in connection with any such transfer, the Borrower or such Subsidiary Guarantor shall not pay more than an amount equal to the fair market value of such assets as determined at the time of such transfer) and (iv) any Non-Guarantor Subsidiary may transfer assets to any other Non-Guarantor Subsidiary;
(i) (i) non-exclusive licenses and sublicenses of intellectual property rights or (ii) lapse of registered intellectual property that is no longer useful in the conduct of the business of Holdings and its Subsidiaries, and, in each case, which does not interfere, individually or in the aggregate, in any material respect with the conduct of the business of Holdings and its Subsidiaries;
(j) leases, subleases, licenses or sublicenses of real or personal property granted by Holdings or any of its Subsidiaries to others or the termination of surrender of a real estate lease, in each case, not interfering in any material respect with the business of Holdings or any of its Subsidiaries;
(k) Asset Dispositions to any Non-Guarantor Subsidiaries in an aggregate amount not to exceed $25,000,000 in any Fiscal Year; provided, that any such Asset Disposition from any Credit Party shall be for an amount not less than the fair market value of the assets subject to such Asset Disposition as determined at the time of such disposition;
(l) dispositions in the ordinary course of business, by means of trade-in or exchange, of equipment used in the conduct of the business of Holdings and its Subsidiaries, so long as such equipment is replaced, substantially concurrently, by like-kind equipment;
(m) any Asset Dispositions described on Schedule 11.5;
(n) any dispositions of any Capital Stock of a JV Subsidiary or interests in any joint venture entity not constituting a Subsidiary in accordance with the applicable joint venture agreement or arrangement relating thereto; and
(o) additional Asset Dispositions not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $5,000,000 in any Fiscal Year.
SECTION 11.6 Limitations on Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any Credit Party or any Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of any Credit Party or any Subsidiary thereof on account of such Person’s Capital Stock (all of the foregoing, the “Restricted Payments”); provided that:
(a) Holdings, the Borrower or any Subsidiary thereof may pay dividends in shares of its own Capital Stock;
(b) any Subsidiary of the Borrower may pay cash dividends to the Borrower or any Subsidiary Guarantor or ratably to all holders of its outstanding Capital Stock;

(c) (i) Non-Guarantor Subsidiaries that are Domestic Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Domestic Subsidiaries and to any other holders of its outstanding Capital Stock on a pro rata basis and (ii) Non-Guarantor Subsidiaries that are Foreign Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries and to any other holders of its outstanding Capital Stock on a pro rata basis;
(d) the Borrower may declare and make (and each Subsidiary of the Borrower may declare and make to enable the Borrower to do the same) Restricted Payments to Holdings so that Holdings may, and Holdings shall be permitted to:
(i) pay any taxes which are due and payable by the Credit Parties or the Limited Guarantor Subsidiary, if applicable, as part of a consolidated group;
(ii) pay corporate operating (including, without limitation, franchise taxes, directors fees and expenses), overhead expenses (including, without limitation, rent, utilities, administrative and salary) in the ordinary course of business, expenses relating to the sale and issuance of Capital Stock and fees and expenses of attorneys, accountants, appraisers and the like and in an aggregate amount not to exceed $1,500,000 in any Fiscal Year;
(iii) pay any management fees and reimbursement of expenses to the Sponsor or its designees to the extent permitted pursuant to Section 11.7(vi);
(iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, redeem, retire or otherwise acquire or retire for value any Capital Stock of Holdings or any Subsidiary thereof held by any current or former officer, director, consultant or employee of the Borrower or any of its Subsidiaries, or pay principal or interest on any Indebtedness issued to such Person in connection with such repurchase, redemption or other acquisition of such Capital Stock, or, in each case to the extent applicable, their respective estates, spouses, former spouses or family members, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind, in an aggregate amount for all such repurchases, redemptions, retirements, acquisitions and payments not to exceed $1,000,000 in any calendar year period (with unused amounts in any immediately preceding calendar year being carried over to the succeeding calendar year subject to a maximum carry-over amount of $2,000,000 in any calendar year) plus the proceeds of any Equity Issuance to or by Holdings (to the extent not required to prepay the Loans pursuant to Section 4.4(b)) and any cash proceeds received by Holdings or any Subsidiary thereof after the Closing Date from applicable key man life insurance policies; provided, that the cancellation of Indebtedness owing to Holdings or any Subsidiary thereof from employees, officers, directors and consultants of the Borrower or any of its Subsidiaries in connection with the repurchase of Capital Stock of Holdings or any Subsidiary thereof from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section; and
(v) make cash payments to, and on account of services provided by, current and former officers, directors, consultants and employees of the Borrower and its Subsidiaries pursuant to phantom stock or similar incentive plans (including, without limitation, the DynCorp International 2007 Omnibus Incentive Plan (or any successor thereto)) where the payments are determined in whole or in part by reference to the value of the Capital Stock of Holdings or any of its Subsidiaries;
(e) Holdings and its Subsidiaries may redeem or repurchase Capital Stock in exchange for Capital Stock or with the proceeds of a substantially contemporaneous sale of Capital Stock, or a substantially contemporaneous receipt of a capital contribution, in each case, to the extent the proceeds of such Equity Issuance are not required to prepay the Loans pursuant to Section 4.4(b);

(f) so long as no Default or Event of Default has occurred and is continuing or would result from such distribution, the Borrower may declare and make (and each Subsidiary of the Borrower may declare and make to enable the Borrower to do the same) Restricted Payments to Holdings so that Holdings may, and Holdings shall be permitted to, declare and pay dividends to the holders of its Capital Stock and repurchase, redeem or otherwise acquire for value any Capital Stock of Holdings (collectively, the “share repurchases”); provided, that the aggregate amount of all such dividends and share repurchases (after giving effect to such dividends and share repurchase) shall not exceed $25,000,000 in any Fiscal Year unless, both immediately prior to and after giving pro forma effect to such dividend or share repurchase, the ratio of (i) the sum of (A) Consolidated Total Indebtedness as of the most recently ended Fiscal Quarter ending on or immediately prior to such dividend or share repurchase for which financial statements are available (such date, the “repurchase calculation date”), minus (B) if, as of the repurchase calculation date, there are no Revolving Credit Loans then outstanding, the amount of unencumbered cash and Cash Equivalents (other than cash and Cash Equivalents encumbered by Liens securing the Obligations hereunder) held by Holdings and its Subsidiaries on such repurchase calculation date to (ii) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such repurchase calculation date is less than 2.00 to 1.00;
(g) Holdings and its Subsidiaries may (i) repurchase Capital Stock deemed to occur upon the “cashless” exercise of options, warrants or other convertible securities to the extent such Capital Stock represents a portion of the exercise price of those options, warrants or other convertible securities and (ii) make cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants, or other convertible securities;
(h) Holdings and its Subsidiaries may redeem, repurchase or otherwise acquire for value any Capital Stock of any Foreign Subsidiary that is held by any Person that is not an Affiliate of Holdings to the extent required by Applicable Law; provided that the amount of any such redemptions, repurchases or other acquisitions shall not exceed $10,000,000 during the term of this Agreement;
(i) any JV Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements to holders of its Capital Stock; and
(j) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Holdings and its Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed $15,000,000 since the Closing Date.
SECTION 11.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Capital Stock in, or other Affiliate of, Holdings, the Borrower or any of its Subsidiaries, (b) any member of the immediate family of any such officer, director or holder or (c) the Sponsor or any officer, director, holder of any Capital Stock in, or other Affiliate of, the Sponsor, other than:
(i) transactions permitted by Sections 11.1, 11.2, 11.3, 11.4, 11.6 and 11.12 (including the fees and expenses related thereto);
(ii) transactions existing on the Closing Date and described on Schedule 11.7 (and any replacement or amendment of any such agreement so long as any such amendment or replacement thereof is not materially less favorable to the Lenders than the original agreement in effect on the Closing Date);

(iii) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of Holdings;
(iv) customary employment, severance, consulting, benefit and indemnification arrangements (including stock option plans and employee benefit plans and arrangements with their respective officers, directors and employees and payments pursuant thereto);
(v) payment or reimbursement of customary fees and reasonable out of pocket costs and expenses to, and indemnities for the benefit of, directors, officers and employees of Holdings, the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrower and its Subsidiaries;
(vi) payment to the Sponsor or any Affiliate thereof (other than any portfolio company of the Sponsor) of (A) management fees in an amount not to exceed $300,000 in any Fiscal Year (which amount may be increased by an amount equal to $300,000 per Fiscal Year for each Permitted Acquisition consummated during such Fiscal Year, subject to a maximum aggregate amount of $2,000,000 in any twelve-month period) so long as no Default or Event of Default shall have occurred or be continuing or would result from such payment and (B) indemnities and reasonable out-of-pocket expenses;
(vii) Equity Issuances of Holdings and the granting of registration rights in respect of any such Capital Stock, which rights have been approved by the board of directors of Holdings or the Borrower so long as the proceeds of any such Equity Issuance are used to prepay Loans pursuant to, and to the extent required by, Section 4.4(b);
(viii) the purchase or sale of goods or provision of services to an Affiliate in the ordinary course of business on terms comparable to those offered to or available from third party customers or suppliers; and
(ix) transactions with a joint venture not constituting a Subsidiary or a JV Subsidiary, in each case, engaged in a business permitted by Section 11.11; provided that all the outstanding ownership interests of such joint venture are owned only by the Borrower, its Subsidiaries and Persons that are not Persons described in the clauses (a), (b) or (c) of this Section 11.7.
SECTION 11.8 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP or Applicable Law or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner which would materially and adversely affect the rights or interests of the Lenders.
SECTION 11.9 Limitation on Payments and Modifications of Subordinated Indebtedness.
(a) Amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or any condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, or change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party, the Limited Guarantor Subsidiary, if applicable, or any of the Lenders.

(b) Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except:
(A) refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted under Section 11.1(i), and by any subordination agreement applicable thereto;
(B) the payment of interest, expenses and indemnities in respect of Subordinated Indebtedness incurred under Section 11.1(i) and 11.1(l) (other than any such payments prohibited by the subordination provisions thereof); and
(C) the repayment, repurchase, redemption or other acquisition for value of any Subordinated Indebtedness with the proceeds of a substantially contemporaneous sale of Capital Stock of Holdings, or a substantially contemporaneous receipt of a capital contribution, in each case, to the extent the proceeds thereof are not required to prepay the Loans pursuant to Section 4.4(b).
(c) Amend or otherwise change the terms of the GLS Loan Documents in any manner, which amendment or other change would, when taken as a whole, be adverse to any of the Lenders.
SECTION 11.10 No Further Negative Pledges; Restrictive Agreements. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Capital Stock (ii) pay any Indebtedness or other obligation owed to any Credit Party or the Limited Guarantor Subsidiary, if applicable, (iii) make loans or advances to any Credit Party or the Limited Guarantor Subsidiary, if applicable, (iv) sell, lease or transfer any of its properties or assets to any Credit Party or the Limited Guarantor Subsidiary, if applicable, (v) create or assume any Lien upon its properties or assets, whether now owned or hereafter acquired or requiring the grant of any security for such obligation if security is given for some other obligation or (vi) act as a Guarantor pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (vi) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) the Senior Subordinated Note Documents as in effect on the Closing Date or as modified in accordance with this Agreement, (C) Applicable Law, (D) any document or instrument governing Indebtedness incurred pursuant to Section 11.1(d) (provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (E) any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (F) any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred, (G) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 11.5) that limit the transfer of such Property or any distributions pending the consummation of such sale, (H) customary restrictions on assignments, subletting or other transfers in joint venture agreements, partnership agreements, limited liability company operating agreements, leases, subleases, licenses, sublicenses, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the board of directors of the Borrower or Holdings, so long as such restrictions relate only to the assets subject thereto, (I) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (J) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis, (K) restrictions in other Indebtedness permitted by Section 11.1; provided that such restrictions are, in the good faith judgment of the Borrower’s board of directors, not materially more restrictive with respect to such encumbrances and restrictions than those provisions contained in this Agreement and the Senior Subordinated Notes Indenture, (L) agreements set forth on Schedule 11.10, and (M) any encumbrances or restrictions imposed by any amendments, modifications restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (L) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the board of directors of the Borrower, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
SECTION 11.11 Nature of Business. With respect to the Borrower and its Subsidiaries, engage in any other business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.
SECTION 11.12 Sale Leasebacks. Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease, except, in each case, to the extent such transaction is not prohibited by Sections11.1 or 11.5.
SECTION 11.13 Limitations on Holdings and DIV Capital Corporation.
(a) Permit Holdings to:
(i) hold any assets other than (A) the Capital Stock of the Borrower, (B) cash in amounts reasonably required to pay for its own costs and expenses, (C) assets, properties or rights that are not capable of being sold, assigned, transferred or conveyed to the Borrower without the consent of any other Person, or if such assignment or attempted assignment would constitute a breach thereof, or a violation of any Applicable Law, (D) agreements relating to the issuance, sale, purchase, repurchase or registration of securities of Holdings, (E) minute books and other corporate books and records of Holdings and (G) other miscellaneous non-material assets;
(ii) have any liabilities other than (A) the liabilities under the Loan Documents, (B) tax liabilities arising in the ordinary course of business, (C) Indebtedness permitted under Section 11.1(g) and Section 11.1(n) and other obligations permitted under Section 11.1(j), (D) corporate, administrative and operating expenses in the ordinary course of business and (E) liabilities and other obligations under any contracts or agreements described in (a)(ii)(B) and (C) above; or

(iii) engage in any activities or business other than (A) holding the assets and incurring the liabilities described in this Section 11.13 and activities incidental and related thereto or required by Applicable Law, (B) performance of its obligations under and in connection with the Loan Documents, together with the actions incidental to the consummation of the transactions contemplated hereby, (C) actions required by law to maintain its existence, (D) owing and paying legal, registered office and auditing fees, (E) the issuance of common or preferred Capital Stock or (F) making Investments, Restricted Payments, incurring Indebtedness or other activities permitted pursuant to the terms of this Agreement.
(b) Permit DIV Capital Corporation to hold any material assets, become liable for any material obligations or engage in any significant business activities; provided, that DIV Capital Corporation may be a co-obligor on Indebtedness permitted pursuant to Section 11.1 if the Borrower is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by the Borrower or one or more of the other Credit Parties (other than Holdings or DIV Capital Corporation).
SECTION 11.14 Designated Senior Debt. Designate any Indebtedness other than Indebtedness under this Agreement and the other Loan Documents as “Designated Senior Debt” under the Senior Subordinated Notes Indenture.
SECTION 11.15 Disposal of Subsidiary Interests. Except for any sale of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 11.4 or Section 11.5(n), directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any Subsidiary Guarantor or the Limited Subsidiary Guarantor, except to another Credit Party (subject to the restrictions on such dispositions otherwise imposed hereunder), or to qualify directors if required by Applicable Law.
ARTICLE XII
DEFAULT AND REMEDIES
SECTION 12.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:
(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).
(b) Other Payment Default. The Borrower, any other Credit Party or the Limited Guarantor Subsidiary shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation and such default shall continue for a period of five (5) Business Days.
(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. Any Credit Party or the Limited Guarantor Subsidiary, if applicable, shall default in the performance or observance of any covenant or agreement contained in (i) Section 8.5(e)(i), Section 9.13, Articles X or XI, or, if any other Event of Default has occurred and is continuing, Section 9.10 or (ii) Section 8.1 or Section 8.2 and such default shall continue for a period of fifteen (15) days.
(e) Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of Holdings or the Borrower having obtained knowledge thereof.
(f) Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, in any such case beyond the applicable notice or grace period, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).
(g) Reserved.
(h) Change in Control. Any Change in Control shall occur.
(i) Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.
(l) Termination Event. The occurrence of a Termination Event.
(m) Judgment. A judgment, attachment, award or order for the payment of money which causes the aggregate amount of all such judgments, attachments, awards or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and such judgment, attachment, award or order shall continue without having been discharged, vacated, bonded or stayed for a period of sixty (60) consecutive days after the entry thereof (or, in any event, on or before the date on which enforcement thereof may be pursued).
(n) Governmental Authority. (i) Any Credit Party or any Subsidiary thereof shall be debarred or suspended from any contracting with the United States government, (ii) a final decision of debarment or a final decision of suspension shall have been issued to any Credit Party or any Subsidiary thereof, (iii) the actual termination for default of any Material Contract shall have been issued to or received by any Credit Party or any Subsidiary thereof and, in each case of the foregoing clauses (i), (ii) and (iii), such debarment or suspension, final notice of disbarment or suspension or termination for default shall not have been revoked, rescinded, withdrawn, stayed or reversed within thirty (30) days of the entry or issuance thereof.
SECTION 12.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(a) Acceleration; Termination of Facilities.
(i) Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Specified Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party and the Limited Guarantor Subsidiary, if applicable, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations (other than Specified Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party and the Limited Guarantor Subsidiary, if applicable, anything in this Agreement or in any other Loan Document to the contrary notwithstanding; and
(ii) exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (which cash collateral shall be deposited in the applicable Permitted Currency in which each such Letter of Credit is denominated). Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.
SECTION 12.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
SECTION 12.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 12.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause First payable to them);
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, Specified Hedge Obligations (including any termination payments and any accrued and unpaid interest thereon) and Specified Cash Management Obligations (ratably among the Lenders and the counterparties to the Specified Hedge Obligations and Specified Cash Management Obligations, as applicable, in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any L/C Obligations then outstanding in accordance with Section 12.2(b); and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
SECTION 12.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Limited Guarantor Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Document that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 5.3 and 14.3) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 14.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XIII
THE ADMINISTRATIVE AGENT
SECTION 13.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.
The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as counterparty to a Specified Hedge Agreement or Specified Cash Management Arrangement, as applicable) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Credit Party or the Limited Guarantor Subsidiary, if applicable, to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Article XIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Articles XIII and XIV (including Section 13.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
SECTION 13.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 13.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and
(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 14.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default (other than a payment Default) unless and until notice describing such Default is given to the Administrative Agent by Holdings, the Borrower, a Lender or the Issuing Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default (unless specifically and reasonably requested by any Lender that the Administrative Agent inquire into such a matter), (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Notwithstanding the foregoing, (i) any Lender may from time to time request in writing that the Administrative Agent provide to such Lender a copy of any report or document required by this Agreement to be delivered by any Credit Party or the Limited Guarantor Subsidiary, if applicable, to the Administrative Agent and which report or document has not been contemporaneously provided by such Person to the Lenders and, upon receipt of such written request, the Administrative Agent shall promptly provide a copy of such report or document to such Lender and (ii) to the extent that the Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Credit Party or the Limited Guarantor Subsidiary, if applicable, any Lender may, from time to time, reasonably request that the Administrative Agent exercise such right as specified in such Lender’s written notice to the Administrative Agent, whereupon the Administrative Agent shall promptly request such information on behalf of such Lender and promptly provide a copy thereof to such Lender upon receipt thereof.
SECTION 13.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings and the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 13.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent.

SECTION 13.6 Resignation of Administrative Agent.
(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld and which, in any event, will not be required during the continuance of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender with the consent of the Borrower (such consent not to be unreasonably withheld and, which consent, shall not be required if an Event of Default shall have occurred and be continuing), appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(b) Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
SECTION 13.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 13.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
SECTION 13.9 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion (without notice to, or vote or consent of, any counterparty to any Specified Hedge Agreement or Specified Cash Management Arrangement that was a Lender or an Affiliate of any Lender at the time such agreement was executed),
(a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties (whether or not on the date of such release there may be outstanding Specified Obligations or contingent indemnification obligations not then due), under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding fees and expenses hereunder, the termination of the Revolving Credit Commitment and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 14.2, if approved, authorized or ratified in writing by the Required Lenders;
(b) to subordinate or release any Lien on any Collateral (whether or not on the date of such subordination or release there may be outstanding Specified Obligations or contingent indemnification obligations not then due) granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien;
(c) to release any Subsidiary Guarantor or the Limited Subsidiary Guarantor, as applicable, (whether or not on the date of such release there may be outstanding Specified Obligations or contingent indemnification obligations not then due) from its obligations under the Subsidiary Guaranty Agreement, the Collateral Agreement and any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
(d) to release GLS as a Subsidiary Guarantor upon the designation of GLS as the Unrestricted Subsidiary.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section.

SECTION 13.10 Release of Liens and Guarantees of Subsidiaries. If any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower, any other Credit Party or the Limited Guarantor Subsidiary, if applicable, in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Subsidiary permitted hereunder), then the Administrative Agent, at the request and sole expense of the Borrower or such other Person, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable for the release of the Liens created by any of the Security Documents on such Collateral. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 11.5, the Liens created by any of the Security Documents on such property shall be automatically released (without need for further action by any person). At the request and sole expense of the Borrower, a Subsidiary that is a Credit Party or the Limited Guarantor Subsidiary, if applicable, shall be released from all its obligations under this Agreement and under all other Loan Documents in the event that all or a majority of the Capital Stock of such Subsidiary shall be sold, transferred or otherwise disposed of in a transaction permitted by this Agreement (including by way of merger or consolidation), and the Administrative Agent and the Collateral Agent, at the request and sole expense of the Borrower, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable to evidence or confirm the foregoing.
SECTION 13.11 Specified Cash Management Arrangements and Specified Hedge Agreements. No Lender or Affiliate thereof party to a Specified Cash Management Arrangement or Specified Hedge Agreement, as applicable, that obtains the benefits of Section 12.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.
ARTICLE XIV
MISCELLANEOUS
SECTION 14.1 Notices.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

If to Holdings:	DynCorp International Inc.
13601 North Freeway — Suite 200
Fort Worth, TX 76177
Attention of: Michael Thorne, Chief Financial Officer
Telephone No.: (972) 871-6723
Telecopy No.: (817) 224-1475 (Treasury)
Webpage: www.dyn-intl.com

With copies to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York NY 10022
Attention of: Benjamin M. Polk
Telephone No.: (212) 756-2000
Telecopy No.: (212) 593-5955

If to Wachovia as Administrative Agent:	Wachovia Bank, National Association
NC0680
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2703
Telecopy No.: (704) 590-3481

With copies to:	Wachovia Bank, National Association
One Wachovia Center
301 South College Street, 15th Floor
Mail Code: NC-5562
Charlotte, NC 28288
Attention of: Rob Sevin
Telephone No.: (704) 383-7546
Telecopy No.: (704) 383-1625

If to any Lender:	To the address set forth on the Register
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 14.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
(a) increase or decrease (to the extent such decrease is not applied ratably to all Revolving Credit Commitments) the Revolving Credit Commitment of any Revolving Credit Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;
(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (including the extension of any date required by this Agreement with respect to any mandatory prepayment to a date more than sixty (60) days after the original due date thereof) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section 14.2) any fees or other amounts payable hereunder or under any other Loan Document (or, subject to the following proviso, the method of calculating fees or interest hereunder) without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;
(d) change Section 5.4, Section 5.6 or Section 12.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
(e) change Section 4.4(b)(vi) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;
(f) except as otherwise permitted by this Section 14.2, change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
(g) consent to the assignment or transfer by any Credit Party or the Limited Guarantor Subsidiary, if applicable, of such Person’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 11.4), in each case, without the written consent of each Lender);
(h) release (i) Holdings, (ii) all of the Subsidiary Guarantors or (iii) Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in any case, from any Guaranty Agreement (other than as authorized in Section 13.9), without the written consent of each Lender; or

(i) release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 13.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender; provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 14.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Sections 5.14 and 5.15; provided that no amendment or modification shall have any effect described in Section 14.2(a), (b), (c), (d), (e), (g), (h) or (i) to the extent consent required under such provisions would otherwise be required.
SECTION 14.3 Expenses; Indemnity.
(a) Costs and Expenses. The Borrower, any other Credit Party and the Limited Guarantor Subsidiary, if applicable, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) Indemnification by the Borrower. Except for Taxes which shall be covered by Section 5.11, the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower, any other Credit Party or the Limited Guarantor Subsidiary, if applicable, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.
(d) Payments. All amounts due under this Section shall be payable promptly after demand therefor.
SECTION 14.4 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower, any other Credit Party or the Limited Guarantor Subsidiary, if applicable, against any and all of the obligations of such Person now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Person may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 14.5 Governing Law; Jurisdiction, Etc.
(a) Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, construed and enforced in accordance with, the law of the State of New York.
(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, City of New York and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment in such action or proceeding, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 14.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 14.7 Reversal of Payments. To the extent any Credit Party or the Limited Guarantor Subsidiary, if applicable, makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
SECTION 14.8 Injunctive Relief; Punitive or Consequential Damages.
(a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
(b) The Administrative Agent, the Lenders, Holdings and the Borrower (on behalf of itself, the other Credit Parties and the Limited Guarantor Subsidiary, if applicable) hereby agree that no such Person shall have a remedy of special, indirect, consequential, punitive or exemplary damages (as opposed to direct or actual damages) against any other party to a Loan Document and each such Person hereby waives any right or claim to such damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.
SECTION 14.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
SECTION 14.10 Successors and Assigns; Participations.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower, any other Credit Party nor the Limited Guarantor Subsidiary, if applicable, may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is in respect of the Initial Term Loan and is made during the period commencing on the Closing Date and ending on the date that is ninety (90) days following the Closing Date (provided that the Arranger shall consult with the Borrower prior to assignments during such period);
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loan Facility to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consents of the Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and no fee shall be payable in connection with any assignment to an Affiliate of such Lender or any other Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v) No Assignment to Certain Persons. No such assignment shall be made to Holdings, the Borrower, any of the Borrower’s Affiliates or Subsidiaries, the Unrestricted Subsidiary or the Sponsor or any of the Sponsor’s Affiliates.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Commitments and Commitment Percentages of certain of the Lenders as of the Closing Date are set forth on Schedule 14.10(c). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders will treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Holdings, the Borrower, any of the Borrower’s Affiliates or Subsidiaries or the Sponsor or any of the Sponsor’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Lender, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 14.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 (subject to the requirements of those sections, including any delivery requirements) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender, provided such Participant agrees to be subject to Section 5.6 as though it were a Lender.
(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 5.10 and 5.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 5.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.11(e) as though it were a Lender.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 14.11 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and such Information shall be disclosed solely in furtherance of the transactions contemplated by the Loan Documents), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Specified Hedge Agreement) or any action or proceeding relating to this Agreement or any other Loan Document (or any Specified Hedge Agreement) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any proposed purchasing Lender, purchasing Lender, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 14.12 Performance of Duties. The obligations of each of the Credit Parties and the Limited Guarantor Subsidiary, if applicable, under this Agreement and each of the other Loan Documents shall be performed by such Person at its sole cost and expense.
SECTION 14.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitments remain in effect or the Credit Facility has not been terminated.
SECTION 14.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
SECTION 14.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 14.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14.17 Counterparts; Integration; Effectiveness; Electronic Execution.
(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement or Lender Authorization by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that any provision of the Security Documents that imposes additional burdens on Holdings or its Subsidiaries or further restricts the rights of Holdings or its Subsidiaries or gives the Administrative Agent or the Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 6.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Each of the parties to this Agreement hereby acknowledge that each covenant contained in Articles VIII through XI hereof shall be given independent effect and that no Credit Party nor any Subsidiary thereof shall engage in any transaction or other act otherwise permitted under any particular covenant contained in such Articles if such transaction or other act would otherwise be prohibited or would not be permitted by another covenant contained in such Articles.
(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 14.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than (a) contingent indemnification obligations not then due and (b) the Specified Obligations) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 14.19 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Act.
SECTION 14.20 Delivery of Lender Authorization. Each initial Lender (other than any Lender whose name appears on the signature pages to this Agreement) shall become a party to this Agreement by delivering to the Administrative Agent a Lender Authorization duly executed by such Lender.
[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

DYNCORP INTERNATIONAL INC., as Holdings
By:	/s/ Michael J. Thorne
	Name:	Michael J. Thorne
	Title:	Senior Vice President & Chief Financial Officer

DYNCORP INTERNATIONAL LLC, as Borrower
By:	/s/ Michael J. Thorne
	Name:	Michael J. Thorne
	Title:	Senior Vice President & Chief Financial Officer

[Credit Agreement — DynCorp International LLC]

AGENTS AND LENDERS: WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender
By:	/s/ Robert Sevin
	Name:	Robert Sevin
	Title:	Director
[Credit Agreement — DynCorp International LLC]